LEASE AGREEMENT

Between

MOUNTAIN VIEW BUSINESS CENTER, LLC, a Delaware limited liability company,

as Landlord,

and

FINWISE BANCORP, a Utah corporation,

as Tenant

Premises:

756 East Winchester

Murray, Utah 84107

Dated as of July 30, 2021

TABLE OF CONTENTS

Page

EXHIBITS

LEASE AGREEMENT

THIS LEASE AGREEMENT (this "**Lease**") is made and entered into as of this 30 day of July, 2021, by and between MOUNTAIN VIEW BUSINESS CENTER, LLC, a Delaware limited liability company ("**Landlord**"), and FINWISE BANCORP, a Utah corporation ("**Tenant**").

WITNESSETH:

That in consideration of the rents, covenants and conditions herein set forth, Landlord and Tenant covenant, promise and agree as follows:

Section 1. Basic Lease Provisions.

1.1 Key Terms.

For purposes of this Lease, the following key terms shall have the meanings indicated:

(A) "Address for Notices to Landlord": Mountain View Business Center, LLC, c/o MIG Real Estate, 660 Newport Center Drive, Suite 1300, Newport Beach, CA 92660, Attn: Director of Asset Management, Telephone Number: (949) 474-5800; with a copy to: Mountain View Business Center, LLC, c/o Cushman & Wakefield, 170 S. Main Street, Suite 1600, Salt Lake City, UT 84101.

(B) "Address for Payment to Landlord": Mountain View Business Center, LLC, P.O. Box 845078, Los Angeles, CA 90084-5078.

(C) "Address for Notices to Tenant": The Premises (as defined below).

(D) "Base Rent":

Dates	Base Rent Per Rentable Square Foot	Rentable Square Feet	Base Rent Per Month
Rent Commencement: April 1, 2022 – October 31, 2029			
Month 1 – Month 4	$26.50	37,764	$83,395.50 (*Abated)
Month 5 – Month 7	$26.50	37,764	$83,395.50 (*$8,345.29 Abated)
Month 8 – Month 12	$26.50	37,764	$83,395.50
Month 13 – Month 15	$27.30	37,764	$85,913.10 (*Abated)

Month 16 – Month 24	$27.30	37.764	$85.913.10
Month 25 – Month 36	$28.12	37.764	$88.493.64
Month 37 – Month 48	$28.96	37.764	$91.137.12
Month 49 – Month 60	$29.83	37.764	$93.875.01
Month 61 – Month 72	$30.72	37.764	$96,675.84
Month 73 – Month 84	$31.64	37.764	$99.571.08
Month 85 – Month 91	$32.59	37.764	$102,560.73

*Notwithstanding anything to the contrary contained in this Lease: (a) the monthly Base Rent shall be conditionally abated for (i) the first (1st) through fourth (4th) calendar months of the Lease Term. totaling Three Hundred Thirty Three Thousand Five Hundred Eighty-Two and 00/100 Dollars ($333.582.00). and (ii) the thirteenth (13th) through fifteenth (15th) calendar months of the Lease Term. totaling Two Hundred Fifty Seven Thousand Seven Hundred Thirty-Nine and 30/100 Dollars ($257.739.30); and (b) the monthly Base Rent for 3.779 rentable square feet (Suite 110) shall conditionally abated for the fifth (5th) through seventh (7th) calendar months of the Lease Term. totaling Twenty Five Thousand Thirty-Five and 87/100 Dollars ($25.035.87). (all such periods. the "**Abated Base Rent Period**"). Tenant shall make all other Rent payments as otherwise provided in the Lease. The Abated Base Rent Period is conditioned upon Tenant's full and timely performance of all of its obligations under the Lease. If at any time during the balance of the Lease Term. Tenant shall be in default under the Lease after the expiration of any applicable notice and cure periods. in addition to all other rights and remedies of Landlord provided by law. equity. statute or otherwise provided in this Lease. the Abated Base Rent Period shall immediately become void (and thereupon terminate). and Tenant shall promptly pay to Landlord. in addition to all other amounts due to Landlord under the Lease. the full amount of all Base Rent herein abated.

(E) "**Base Year**": 2022 calendar year.

(F) "**Beneficial Occupancy**": Tenant shall have the right of beneficial occupancy of the Second Floor Premises between September 1. 2021 and February 1. 2022. subject to (a) full execution of this Lease. (b) Landlord's receipt of the Security Deposit. (c) all of the terms and conditions of this Lease. with the exception of the payment of Base Rent. and Additional Rent. Such beneficial occupancy shall be for the sole purpose of the Tenant Improvement Work (as defined in the work letter attached hereto as Exhibit D.) Tenant's occupancy during this period shall not interfere with construction of the Tenant Improvements. and in the event Tenant's occupancy does so interfere. Tenant agrees to cease all construction or other activity until Landlord's contractor has completed its work. Notwithstanding the above. if Tenant occupies the Property and commences business operations thereon prior to the Lease Commencement Date. Tenant's occupancy of the Property shall be subject to all of the provisions of this Lease. excluding those governing the payment of Base Rent. During such

period. Tenant shall assume all risk of loss to Tenant's equipment, products, and other personal property. Tenant does hereby agree to indemnify, defend, and hold Landlord harmless from any loss or damage to Tenant's personal property, and all liability, loss, or damage arising from any injury to the Premises or the property of Landlord, its contractors, subcontractors, or suppliers, and any death or personal injury to any person or persons arising out of such beneficial occupancy; provided, however, that the foregoing indemnity shall not include claims for death or personal injury attributable to the negligence or willful misconduct of Landlord or Landlord's agents, employees, and contractors. Tenant's beneficial occupancy of the Premises shall not advance the Expiration Date of this Lease.

(G) "**Building**": The office building having an address of 756 East Winchester Street, Murray, Utah 84107.

(H) "**Commencement Date**": April 1, 2022

(I) "**Early Occupancy**": Tenant shall have the right of early occupancy of the Premises between February 1, 2022 – March 31, 2022, subject to (a) full execution of this Lease, (b) Landlord's receipt of the Security Deposit, (c) Landlord's completion of the Tenant Improvements, and (d) all of the terms and conditions of this Lease, with the exception of the payment of Base Rent, and Additional Rent. During such period, Tenant shall assume all risk of loss to Tenant's equipment, products, and other personal property. Tenant's occupancy during this period shall not interfere with construction of the Tenant Improvements (if any) by Landlord's contractor, and in the event Tenant's occupancy does so interfere, Tenant agrees to cease all construction or other activity until Landlord's contractor has completed its work.

(J) "**Premises**": The premises commonly referred to as Suites 110, 150, 190, 250, and 290 of the Building, containing approximately 37,764 rentable square feet, as generally depicted on the floor plan attached hereto as Exhibit A.

(K) "**Guarantor**": None.

(L) "**Landlord's Broker**": Cushman & Wakefield

(M) "**Landlord's Work**": Landlord's Work, as defined on Exhibit D attached hereto.

(N) "**Lease Term**": Commencing on the Commencement Date and ending ninety-one (91) months later, provided that, if the Commencement Date is a date other than the first day of a calendar month, the Lease Term shall be extended by the number of days remaining in the month in which the Commencement Date occurs and the number of months shall be measured from the first day of the next succeeding calendar month to the last calendar day of the ninety-first (91st) month. The Lease Term may be extended by Tenant pursuant to the Extension Options (as defined in Exhibit E attached hereto) in strict accordance with Exhibit E attached hereto. The Lease Term is more particularly defined in Section 1.4 below.

(O) "**Parking Allocation**": During the Lease Term, Tenant's own employees and invitees shall have the right to use one hundred fifty one (151) unreserved and uncovered parking spaces in the Project in accordance with the terms and conditions of this Lease. The

Common Areas parking spaces provided to Tenant hereunder are provided solely for use by Tenant's own employees and invitees and such parking rights may not be transferred, assigned, subleased or otherwise alienated by Tenant or any such employees or invitees without Landlord's prior approval (which approval may be withheld by Landlord in its sole and absolute discretion). Tenant may also have the option, subject to the availability of spaces, determined by Landlord from time to time in Landlord's sole and absolute discretion to lease additional unreserved parking spaces on mutually acceptable terms as may be agreed upon between Tenant and Landlord or the operator of such parking areas. During the Lease Term, Tenant may use six (6) exclusive and designated parking space for the use of Tenant's employees at current market rates (initially $45.00 per space per month) (the "**Reserved Parking Charge**"), subject to periodic increases by Landlord to reflect current market rates. The number of such spaces shall remain fixed throughout the Term and Tenant shall be responsible to pay the monthly Reserved Parking Charges for such spaces throughout the Term, regardless of whether all such spaces are actually used each month; provided, however, that at any time during the Term, Tenant may request from Landlord the use of additional reserved spaces on a month-to-month basis (with payment of the applicable Reserved Parking Charge), but such use shall be subject to availability

(P) "**Permitted Use**": General office use only, subject to the terms and provisions of this Lease including, without limitation, Section 1.5 below.

(Q) "**Project**": The Building and related Common Areas and other improvements commonly known as Mountain View Corporate Center I containing approximately 78,169 rentable square feet.

(R) "**Rent Commencement Date**": The Commencement Date.

(S) "**Second Floor Premises**": The premises commonly referred to as Suites 250, and 290 of the Building, containing approximately 18,862 rentable square feet, as generally depicted on the second floor of the floor plan attached hereto as Exhibit A.

(T) "**Security Deposit**": $83,395.50

(U) "**Tenant's Broker**": Cushman & Wakefield

(V) "**Tenant's Signs**": Landlord shall, at Landlord's sole cost and expense, maintain (i) Tenant's standard suite identification sign near the entrance of the Premises and (ii) Tenant's standard listing on the Building's tenant directory, if any. Tenant shall maintain its current exterior crown signage on the Building, and, at Tenant's option, install one additional exterior crown sign on either the west or north side of the Building ("**Tenant's Exterior Signs**"). Tenant shall be responsible for the cost associated with the installation, maintenance, and removal of Tenant's Exterior Signs. The optional one additional exterior crown sign shall be (i) subordinate to any rights of current other tenants, (ii) subject to Landlord's reasonable approval, and (iii) compliant with Governmental Regulations (as defined below). Any changes to Tenant's Exterior Signs shall be subject to Landlord approval in its sole and absolute discretion, and shall be at the sole cost and expense of Tenant.

(W) "**Tenant Improvements**": Any work in addition to the items specifically set forth as Landlord's Work shall be provided by Tenant, at its sole cost and expense, and shall be subject to Section 3.2 below.

1.2 Definitions.

For purposes of this Lease, the following terms shall have the meanings indicated:

(A) "**Common Areas**": The parking areas; driveways, roadways and truckways; pedestrian sidewalks; courtyards, loading docks, delivery areas and service areas; landscaped areas, detention basins and related control structures and facilities; public bathrooms and comfort stations; public stairways, elevators, escalators and corridors; public lobbies, storage areas and all other areas or improvements that may be provided by Landlord from time to time for the convenience and use in common by Landlord and the tenants of the Project.

(B) "**Excess Expenses**": The amount by which the Expenses exceed the Expense Base.

(C) "**Excess Taxes**": The amount by which the Taxes exceed the Tax Base.

(D) "**Expenses**": All costs and expenses paid or incurred by or on behalf of Landlord for operating, maintaining, repairing, upgrading, replacing, and managing the Project, including, without limitation, the costs relating to lighting; trash removal; painting; cleaning; landscaping, sprinklers and grounds maintenance; window cleaning; Landlord's obligations set forth in Section 5.2 and Section 5.3 hereof (including, but not limited to, the Common Areas, structural elements of the Building, roofs, roof membranes, exterior walls, foundations, elevator lifts, and electrical, heating, ventilation and air conditioning, utility lines and other building systems and equipment); maintenance and repair of all personal property of Landlord used or useful in connection with the Project; loading docks and truck docks; fuel, gas, water, sewer, steam, electricity and other utility charges (other than utilities metered directly to and paid by other tenants or Tenant to Landlord or such utility provider); maintenance of the parking areas (including, but not limited to, restriping and resurfacing); any insurance maintained by Landlord and the deductibles and self-insured retentions associated therewith; any capital improvements; recycling; security or traffic control forces or equipment (not to be construed to require Landlord to provide such services or equipment); uniforms, supplies; holiday decorations; sales and use taxes on purchased goods; service providers and contractors; any "shuttle" bus, car pooling or other transportation service servicing the Project; any amounts allocated to the Project under any master declaration or other covenant, condition, restriction or easement recorded against the Project or portion thereof; labor, payroll taxes, insurance, training and wages, salaries and fringe benefits of persons engaged in the operation, management, maintenance or repair of the Project; a management fee not in excess of the then market rate; and any other expense or charge which, in accordance with generally accepted accounting or management principles, would be considered as an expense of operating, maintaining upgrading, replacing, managing, or repairing the Project.

Expenses shall not include items included within the meaning of the term Taxes; interest and principal payments on mortgages; brokerage and leasing commissions; cost of

improvement allowances provided to other tenants; any cost or expenditure for which Landlord is reimbursed solely by other tenants (other than contributions for Expenses); and any items for which Landlord is reimbursed by insurance or compensated for due to loss or damage, to the extent of such compensation or reimbursement.

(E) "**Expense Base**": The Expenses attributable to the Project for the Base Year.

(F) "**Force Majeure**": Acts of God, fire, earthquake, flood, explosion, actions of the elements, war, invasion, insurrection, riot, mob violence, sabotage, inability to procure or general shortage of labor, equipment, facility, materials or supplies in the open market, failure of transportation, strikes, lock outs, actions of labor unions, condemnation, requisition, laws, governmental action or inaction, orders of government or civil or military or naval authorities or any cause, whether similar or dissimilar to the foregoing, not within the reasonable control of, as applicable, Landlord or Tenant.

(G) "**Governmental Regulations**": All instruments of record that may now or hereafter burden the Project and all existing and future requirements, rules, orders, codes and regulations of the federal, state and municipal governments or other duly constituted public authority, and of any board of insurance regulators or underwriters, health officer, fire marshal, and/or building inspector affecting or relating to the Premises or the Project, the business conducted in the Premises or the Project and Tenant's use of the Premises or the Project, including, without limitation, the Alterations (as defined in Section 3.2(A) below) made thereto.

(H) "**Interest Rate**": The rate of ten percent (10%) per annum; provided, however, the Interest Rate will in no event exceed the maximum interest rate permitted to be charged by applicable law.

(I) "**Late Charge**": The greater of Two Hundred Fifty Dollars ($250) or five percent (5%) of the delinquent sum, which such Late Charge shall be imposed for each month or portion thereof that such amount shall remain unpaid.

(J) "**Tax Base**": The Taxes due and payable with respect to the Project for the Base Year.

(K) "**Taxes**": All real property taxes and assessments, special or ordinary, and all other impositions of every kind and nature whatsoever (including, without limitation, any possessory interest taxes, government property lease excise taxes, personal property taxes levied against the buildings and improvements comprising the Project, transit tax, sewer rents, impact fees, and school district or other special taxing district assessments), which may be levied, assessed, reassessed, charged or imposed upon the Project or any personal property owned or leased by Landlord and used therewith, together with all fees and costs incurred by Landlord for the purpose of contesting or protesting the amounts or rates of Taxes. Taxes shall not include any income, excess profit, franchise, capital stock, estate or inheritance tax payable by Landlord except as specifically provided in the next sentence and in Section 2.4. If at any time during the Lease Term the method of taxation prevailing at the Commencement Date shall be altered so that any new or additional tax assessment, levy, imposition, or charge, or any part thereof, shall be

imposed in place or partly in place of any Taxes or contemplated increase therein, including without limitation any tax, assessment, levy, imposition or charge on Rent (to the extent not charged to Tenant pursuant to Section 2.4 below), then all such taxes, assessments, levies, impositions or charges shall be deemed to be Taxes for the purpose hereof, to the extent that such Taxes would be payable if the Project was the only property of Landlord subject to such tax. If any assessments constituting Taxes are or may be payable to the applicable taxing authority in installments, Landlord may cause such Taxes to be paid in installments, and those installments (plus any interest thereon) payable during the Lease Term shall be included in Taxes. Taxes shall be deemed to refer, at Landlord's option (so long as consistently applied), either to Taxes payable or to Taxes levied, assessed or otherwise accrued or imposed without regard to when such Taxes are paid. Taxes shall not include interest and penalties for late payment, but if such interest or penalty is attributable solely to Tenant's failure to remit Tenant's Pro Rata Share of Taxes, then Tenant shall be solely responsible for payment of such interest and/or penalty. If such interest or penalty is attributable to such failure by Tenant and to other tenants' failure to pay their pro rata share of Taxes, Tenant shall pay its proportionate share (based on the tenants that fail to pay) of the amount of such interest and/or penalty.

(L) "**Tenant's Pro Rata Share**": The percentage computed from the fraction equal to the rentable square feet within the Premises, divided by the total rentable square feet in the Building. Tenant's Pro Rata Share may be adjusted from time to time upon notice from Landlord on account of any reduction to or expansion of the Premises, the Building or the Project (including, without limitation, if additional improvements or buildings are added to the Project).

1.3 Premises.

Landlord hereby demises unto Tenant, and Tenant rents from Landlord, the Premises. Landlord and Tenant stipulate and agree for all purposes under this Lease that the Premises contains the amount of rentable square feet and usable square feet stated in Section 1.1(J) above. Landlord and Tenant agree and stipulate that the area of the floor space of the Premises is conclusively set forth above, irrespective of the actual square footage of the floor space of the Premises. If it is later discovered that the area of the Premises is inaccurate, the Base Rent and other charges under this Lease shall nevertheless not be adjusted to reflect the actual square footage of the Premises.

1.4 Term.

The term of this Lease (the "**Lease Term**") shall commence upon the Commencement Date and continue as specified in Section 1.1(N) above, unless sooner terminated as provided herein. The "**Expiration Date**" shall be the final day of the Lease Term. Upon substantial completion of Tenant Improvement Work, Landlord shall permit Tenant beneficial occupancy of Suites 250 and 290. Further, on and after February 1, 2022, the expiration date of the current sublease, Landlord shall permit Tenant beneficial occupancy of the Premises in its entirety. All terms of this Lease shall apply to such beneficial occupancy, excluding any obligation to pay Rent.

1.5 Use; Compliance; Operation.

(A) **Permitted Use**. Landlord represents that as of the date hereof, to the best of Landlord's actual knowledge, the Project meets all county, state and federal laws and ordinances. Tenant shall use the Premises solely for the purpose specified in Section 1.1(P), subject to the terms and provisions of this Lease including, without limitation, this Section 1.5, and Tenant shall not use nor permit the Premises to be used for any other use or purpose whatsoever.

(B) **Prohibited Use**. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; or (iii) schools, temporary employment agencies or other training facilities that are not ancillary to corporate, executive or professional office use. Tenant shall not perform any work or conduct any business whatsoever in the Project other than inside the Premises. Tenant shall not allow any use of the Premises which will negatively affect the costs of coverage of Landlord's insurance on the Project or cause the cancellation of any insurance policy covering any portion of the Project. Tenant shall not allow any flammable or explosive liquids or materials to be kept in the Premises. Tenant shall not allow any use of the Premises which will cause the value or utility of any part of the Premises or the Project to diminish or which will endanger, disturb, or interfere with any other tenant or use of the Common Areas in the operation of the Project by Landlord or increase Expenses above those of office tenants generally. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, and Tenant shall not permit any nuisance or waste upon the Premises or the Project. Tenant shall not use or permit the use of the Premises or the Project, or any part thereof, in a manner that is unlawful, diminishes the appearance or aesthetic quality of the Premises or the Project or causes damage to the Premises or the Project. Tenant may not be in the business of, or permit on the Premises, the lending of money or the sale or provision of pornographic or sexually explicit materials or services. In the event of any excessive trash in or outside the Premises, as determined by Landlord in its sole and absolute discretion, Landlord will have the right to remove such excess trash, charge all costs and expenses attributable to its removal to Tenant and impose fines in the event Tenant fails to remedy the situation. Tenant will not cause, maintain or permit any outside storage on or about the Property. In the event of any unauthorized outside storage by Tenant, Landlord will have the right, without notice, in addition to such other rights and remedies it may have, to remove any such storage at Tenant's sole expense.

(C) **Compliance**. During the Lease Term, Tenant shall observe and comply and cause the Premises and Tenant's use thereof and activity thereon to comply with all present and future Governmental Regulations, including, without limitation, all federal and state occupational health and safety requirements, the provisions of Title III of the Americans with Disabilities Act of 1990 (the "**ADA**"), and all other handicap access requirements, whether or not Tenant's compliance will necessitate expenditures or interfere with its use and enjoyment of the Premises. Landlord shall not be responsible for any non-compliance with any Governmental Regulations (including, without limitation, the ADA) caused by Tenant, or Tenant's use or occupancy of the Premises or Tenant's activities thereon or Alterations made thereto. In the event such Governmental Regulations shall either: (i) require the removal of Hazardous

Substances (as defined in Section 15.1(A)) from the Premises which Tenant is required to remove pursuant to Section 15 below; or (ii) require structural changes to the Premises that are not Landlord's obligation to make and pay for pursuant to Section 5.2; then the same may, at Landlord's option, be complied with by Landlord on behalf of Tenant, upon Landlord's written notice to Tenant. If such work by Landlord relates to the Premises or is required solely on account of Tenant's use or occupancy of the Premises or Tenant's activities thereon or Alterations made thereto, Tenant shall reimburse Landlord within ten (10) days of written demand for the cost of such compliance. If such compliance relates to the Premises as well as other portions of the Project, Tenant shall pay Landlord on demand Tenant's Pro Rata Share of the actual cost of such compliance as Additional Rent (defined in Section 2.5 below).

(D) Rules and Regulations. Tenant shall observe and comply, and shall cause Tenant Parties (as defined in Section 13 below) to observe and comply, with the rules and regulations attached hereto as Exhibit B, as such rules and regulations may be modified or amended by Landlord from time to time (the "**Rules and Regulations**"). Landlord shall not be liable for failure of any person to obey such Rules and Regulations but shall apply all such rules to similarly situated tenants in a uniform and non-discriminatory manner. Landlord shall not be obligated to enforce such Rules and Regulations against any person, and the failure of Landlord to enforce any Rules and Regulations shall not constitute a waiver thereof or relieve Tenant from compliance therewith. In the event of a conflict between the terms and provisions of this Lease and the Rules and Regulations, the terms and provisions of this Lease shall govern and prevail in each and every instance.

(E) Security. Landlord has no duty to provide security for any portion of the Project. To the extent Landlord elects to provide any security, Landlord is not warranting the effectiveness of any security personnel, services, procedures or equipment and Tenant shall not rely on any such personnel, services, procedures or equipment. Landlord shall not be liable for failure of any such security personnel, services, procedures or equipment to prevent or control, or to apprehend anyone suspected of, personal injury or property damage in, on or around the Project. Subject to Landlord's prior review and approval, Tenant may, at its sole cost and expense, install a keycard access system to the Premises. Tenant shall be fully responsible for the cost and expense of the maintenance and removal of the keycard access system.

Section 2. Rent.

2.1 Base Rent. Tenant shall pay to Landlord, without demand, in accordance with the terms hereof, the Base Rent. Such Base Rent shall be paid in equal monthly installments on or before the first (1st) day of each month, in advance, commencing upon the Rent Commencement Date and continuing through the last calendar month that falls within the Lease Term. In the event the Rent Commencement Date is not the first day of a calendar month, then the Base Rent due for such first month of the Lease Term shall be prorated based upon the number of days in that month in which the Rent Commencement Date falls. Notwithstanding anything in this Lease to the contrary, the first monthly installment of Base Rent due for the first full calendar month of the Lease Term for which Base Rent is due under this Lease shall be paid by Tenant upon the date it signs this Lease.

2.2 Tenant's Contribution.

(A) Amount. Commencing on the first day of the calendar year ("**Tenant's Contribution Commencement Year**") immediately following the Base Year, Tenant shall pay to Landlord at the same time as it is required to make payment of Base Rent, an amount (the "**Tenant's Contribution**") equal to Tenant's Pro Rata Share of each of Excess Taxes and Excess Expenses attributable to the Project for Tenant's Contribution Commencement Year and each calendar year thereafter during the Lease Term. In all events, Tenant shall be responsible for and shall pay before delinquent all municipal, county, state and federal taxes assessed during the Lease Term against any leasehold interest of Tenant or any property owned by Tenant and located in the Premises, provided, however, that any increases in expenses "controllable" by Landlord shall be capped at 5% per year on a non-cumulative basis. As used herein, "controllable" means all Excess Expenses other than Taxes, insurance and utilities.

(B) Payment. For each calendar year commencing with Tenant's Contribution Commencement Year, Landlord may notify Tenant as to monthly installments on account of Tenant's Contribution payable by Tenant based on Landlord's reasonable estimate of each of Excess Taxes and Excess Expenses for such calendar year. If Landlord fails to notify Tenant of the amount of any monthly installments for a calendar year, Tenant shall pay monthly installments on account of Tenant's Contribution at the rate last paid by Tenant until Tenant's receipt of Landlord's written notice. The amount of such installments may be adjusted by Landlord during any calendar year upon written notice to Tenant. On the first day of the calendar month after Landlord's notice of any such adjustment, Tenant shall, if such adjustment increases the amount of Tenant's Contribution owed to Landlord (in addition to the revised monthly estimate), make a lump sum payment to Landlord in an amount sufficient to bring total payments to date on account of Tenant's Contribution current, so that such total payments for the then current calendar year will equal Landlord's revised estimate of Tenant's Contribution. If Landlord's notice of adjustment decreases the amount of Tenant's Contribution owed to Landlord, Landlord shall credit Tenant within thirty (30) days of such notice an amount sufficient to reimburse Tenant for any Tenant's Contribution paid by Tenant in excess of Landlord's revised estimate of Tenant's Contribution.

(C) Annual Statements. Within five (5) months after the end of the Base Year, Landlord shall use commercially reasonable efforts to determine the actual Taxes and

Expenses for the Base Year and shall deliver a statement to Tenant providing the Tax Base and the Expense Base. Within five (5) months after the expiration of each calendar year commencing with Tenant's Contribution Commencement Year, Landlord shall use commercially reasonable efforts to determine the actual Taxes and Expenses for the prior calendar year, and shall deliver a statement to Tenant providing the amount thereof and Tenant's Contribution resulting therefrom. If Tenant's Contribution actually due exceeds the total estimated payments made by Tenant on account of Tenant's Contribution for such calendar year, then Tenant shall pay Landlord the full amount of any such deficiency within thirty (30) days after receiving the annual statement. If Tenant's Contribution actually due is less than the total estimated payments made by Tenant on account of Tenant's Contribution for such calendar year, then Tenant shall be entitled to a credit against subsequent estimated payments of Tenant's Contribution in an amount equal to the amount of any such excess.

Any delay or failure by Landlord in delivering any estimate or actual annual statement pursuant to this Section 2.2 shall not constitute a waiver of its right to receive Tenant's payment of Excess Taxes and Excess Expenses, nor shall it relieve Tenant of its obligations to pay Excess Taxes and Excess Expenses pursuant to this Section 2.2.

(D) **Right to Review**. So long as Tenant is not in default under this Lease and has paid in full any amount owing pursuant to the current annual statement, Tenant may, at Tenant's sole cost and expense, at any time after at least five (5) days' notice to Landlord given within thirty (30) days after Tenant receives such annual statement from Landlord but not more than one (1) time in any calendar year, review Landlord's records of each of Taxes and Expenses for the time period covered by such annual statement, to the extent such records are reasonably necessary for Tenant to conduct its review. Notwithstanding, for purposes of Tenant's right to review herein, Landlord's records of each of Taxes and Expenses for the Base Year shall be deemed to be covered only by the first annual statement provided by Landlord to Tenant, such that Tenant may review Landlord's records of each of Taxes and Expenses for the Base Year only after at least five (5) days' notice to Landlord given within thirty (30) days after Tenant receives the first annual statement from Landlord, but Tenant may not review Landlord's records of each of Taxes and Expenses for the Base Year in connection with subsequent annual statements from Landlord). If any records are maintained at a location other than the management office for the Project, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. Any such review and correction requested by Tenant must be requested within thirty (30) days and completed within ninety (90) days after Tenant's receipt of the annual statement in question, or Tenant shall be deemed to have approved such statement, and shall be barred from raising any claims regarding such statement, or the right to review records pertaining to such statement, or the payments made by Tenant pursuant to such statement. The records obtained by Tenant shall be treated as confidential. If Tenant's review of Landlord's records discloses that Tenant's Pro Rata Share of Excess Taxes and/or Excess Expenses paid by Tenant for the period under review exceeded the actual amount properly allocable to Tenant (an "**Overpayment**"), then, so long as Landlord agrees with such determination by Tenant, Landlord shall promptly credit to Tenant against next estimated payments of Tenant's Contribution an amount equal to the Overpayment. In no event shall Tenant use an accountant or other consultant who is compensated in any manner on a contingency or similar fee basis.

If Landlord and Tenant are unable to agree on the amount of the Taxes and Expenses for the time period covered by such annual statement within thirty (30) days after the conclusion of Tenant's review (which review must be completed within the ninety (90) day period referred to above), then Tenant shall have the right, within five (5) days after the expiration of such 30-day period to submit such dispute for resolution by binding arbitration with a mutually acceptable certified public accountant (a "**CPA**") having not less than five (5) years' experience with respect to the review of operating expense statements for comparable office buildings. If Landlord and Tenant cannot agree on a CPA within fifteen (15) days of Landlord's receipt of Tenant's election to submit such dispute to arbitration, then within five (5) days thereafter, each shall select a CPA and within ten (10) days thereafter, the two appointed CPAs shall select a third CPA and the third CPA shall be the arbitrator to resolve such dispute.

2.3 Adjustments.

If the average occupancy level was less than ninety-five percent (95%) of the total rentable square feet of the Building during a calendar year (including, without limitation, those of the Base Year), (i) the actual Expenses for that calendar year (including, without limitation, those of the Base Year) shall be adjusted to equal Landlord's reasonable estimate of Expenses had ninety-five percent (95%) of the total rentable square feet of the Building been occupied and (ii) the actual Taxes for that calendar year shall be adjusted to equal Landlord's reasonable estimate of Taxes had ninety-five percent (95%) of the total rentable square feet of the Building been occupied.

2.4 Sales and Use Tax.

Tenant shall pay to Landlord, for remittance by Landlord to the appropriate taxing authority, any transaction privilege, sales, use, excise, gross receipts or other similar tax on the Rent payable to Landlord by Tenant under this Lease.

2.5 In General.

In addition to the Base Rent and Tenant's Contribution, Tenant covenants and agrees to pay to Landlord all other sums and charges which are to be paid by Tenant in connection with or pursuant to the provisions of this Lease (including, without limitation, parking charges and utility costs) ("**Additional Rent**"). The term "**Rent**" shall mean Base Rent, Tenant's Contribution and all Additional Rent. The payment of Rent shall be made in lawful money of the United States of America and made payable to Landlord or such other person and at such place as Landlord shall designate in writing from time to time. If no period of time is indicated in this Lease for the payment of Rent (for example, Base Rent, which as indicated above in Section 2.1 is payable monthly in advance and without demand), Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within thirty (30) days of Tenant's receipt of Landlord's statement of account. With respect to all Rent (and notwithstanding any other provision in this Lease), if Tenant fails to provide Landlord with written notice of a dispute with any statement of account (or any other bill or invoice for Rent due) (each, a "**Bill**") prior to the date that is thirty (30) days after Landlord delivers the Bill, then Tenant shall be deemed to have approved such Bill, and shall be barred from raising any claims regarding such Bill, or the right to review records pertaining to such Bill, or the payments made

by Tenant pursuant to such Bill. Tenant's obligation to pay Rent is independent of any obligation of Landlord hereunder and shall be paid without abatement, reduction, demand or set off, except as otherwise specifically provided herein. Tenant's obligation to pay Rent (whenever arising or accruing) shall survive the expiration or termination of this Lease on account of a Tenant default, but if the termination is as a result of a termination right specifically granted to Tenant hereunder, the obligation to pay Rent shall survive such termination but only as to the Rent accruing prior to the effective date of such termination.

2.6 Late Payments.

If Tenant fails to pay Base Rent or Tenant's Contribution or any installment thereof on or before the fifth (5th) day of each month, or any other Rent due under this Lease on or before the due date thereof, then in each case Tenant shall pay the Late Charge to Landlord upon demand. In addition, any amount not paid by Tenant when due shall bear interest at the Interest Rate from the due date until paid in full. Tenant and Landlord agree that it would be impossible or extremely difficult to fix Landlord's actual damages if any Rent is not paid when due, and such interest at the Interest Rate and Late Charge (if applicable) represents a reasonable sum considering all of the circumstances, and represent a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment. Acceptance of such Late Charge and interest at the Interest Rate shall not limit Landlord's right to exercise any of its rights or remedies under this Lease or otherwise available at law or in equity, and such interest at the Interest Rate and Late Charge shall be in addition to all of Landlord's other rights and remedies hereunder or at law or in equity.

Section 3. Condition of Premises; Alterations.

3.1 Condition of Premises.

Except for Landlord's Work, Tenant hereby accepts the Premises in its "as is" condition with all faults, and with no representations or warranties by Landlord nor any employee or agent of Landlord with respect to any portion of the Premises or the Project including, without limitation, any representation or warranty with respect to the suitability or fitness of the Premises or the Project for the conduct of Tenant's business. In addition, other than Landlord's Work, Landlord is not required to perform or pay for any improvements in the Premises or otherwise.

3.2 Alterations or Improvements.

(A) Permitted Alterations. Any and all improvements or alterations in, or additions, changes or installations to the Premises ("**Alterations**") performed by or on behalf of Tenant (other than those performed by Landlord) shall be governed by the terms of Sections 3.2, 3.3, 3.4 and 3.5. Tenant shall not permit or cause any Alterations to be performed within or to the Premises without first obtaining Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed so long as: (1) no Event of Default exists hereunder, (2) such Alterations (i) do not impact the structural components of the Premises or the Building or any other improvements located at the Project, including but not limited to the foundation, bearing walls, structural steel, footings, roofs or any other exterior component or

portion of the Building, or (ii) do not impact the heating, ventilation and air conditioning, electrical, plumbing, utility or mechanical systems of any improvements located at the Project, or (iii) do not impact any other tenant's premises and are not visible from the outside of the Premises, (3) such Alterations are consistent with the quality and materials utilized in the initial build out of the Premises; and (4) such Alterations are in full compliance with the Rules and Regulations and with the Governmental Regulations. Tenant agrees to pay Landlord's reasonable charges, but not less than Five Hundred Dollars ($500.00), for review of the plans and specifications for any Alterations and Landlord's reasonable charge for supervision of any approved Alterations within thirty (30) days after Tenant's receipt of invoices either from Landlord or its consultants. Landlord's current reasonable charge for supervision is an amount equal to three percent (3%) of the cost of the Alterations. Tenant shall pay the entire cost of any Alterations permitted hereunder and, if requested by Landlord, shall provide Landlord with evidence reasonably satisfactory to it of Tenant's financial ability to pay the cost of such Alterations. In addition, Landlord may impose, as a condition of its consent, any requirements that Landlord in its discretion may deem reasonable or desirable, including but not limited to a requirement that all work be covered by a lien and completion bond satisfactory to Landlord and requirements as to the manner, time, and contractor for performance of the work. Should Tenant perform any Alterations that would necessitate any ancillary Building modification or other expenditure by Landlord, then Tenant shall promptly fund the cost thereof to Landlord. Upon completion of any Alterations, Tenant shall promptly furnish Landlord with final sworn owner's and contractors' statements and full and final waivers and releases of lien covering all labor and materials included in such Alterations.

(B) **Procedures**. Prior to commencing any work in connection with any Alterations, Tenant shall submit to Landlord for Landlord's review and approval the following (and Tenant's request for Landlord's consent shall not be complete until all of the following have been submitted to Landlord): (a) detailed plans and specifications for all of the proposed Alterations; (b) names and addresses of each of the contractors and subcontractors; (c) copies of all contracts, subcontracts and necessary permits; and (d) evidence reasonably satisfactory to Landlord that such contractors and subcontractors possess the insurance coverage required pursuant to Section 4 below, including copies of insurance policies or certificates of insurance, in form and amount reasonably satisfactory to Landlord, from all contractors and subcontractors who will perform labor or furnish materials, insuring Landlord against any and all liability for any damages, claims, expenses, liabilities and causes of action (including personal injury (including, without limitation, workers' compensation claims) and property damage) that may arise out of or be in any manner connected with the Alterations (collectively, the "**Alterations Claims**"). Landlord shall use commercially reasonable efforts to notify Tenant of its approval or disapproval of the items described in the foregoing subsections (a)-(d), within ten (10) business days of receipt thereof. If Landlord shall object, Landlord shall state in writing and in reasonable detail the basis for its objection. Tenant may revise its submittals of the items described in the foregoing subsections (a)-(d) to incorporate such comments and, if Tenant does so, it may again request Landlord's consent pursuant to the process described above. Neither approval of the items described in the foregoing subsections (a)-(d) nor supervision of any Alterations by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency or propriety of such items or the quality of workmanship or the compliance of any Alterations with Governmental Regulations or suitability of any Alterations for Tenant's use of the Premises. Tenant shall indemnify, defend and hold Landlord harmless from any Alterations

Claims pursuant to Section 13 of this Lease (including Alterations Claims arising out of Landlord's approval of Tenant's plans and specifications for any Alterations). The foregoing indemnity shall survive the expiration or termination of this Lease. To the extent Tenant revises any plans and specifications after obtaining Landlord's approval thereof, Tenant shall re-submit such plans and specifications to Landlord contemporaneously with such changes and Tenant shall obtain Landlord's approval to such revision prior to commencing any work with respect to such revision.

(C) **Performance**. All Alterations shall be performed in a good and workmanlike and first-class lien free manner, using new materials and in accordance with the plans and specifications submitted to and approved by Landlord as well as in accordance with all applicable Governmental Regulations and the Rules and Regulations. In addition, all Alterations shall be performed by contractors and subcontractors who possess the requisite licenses, experiences, personnel, owner's insurance requirements, financial strength and other resources necessary to perform and complete the proposed Alterations in a good and workmanlike lien free manner. All contractors and subcontractors performing any Alterations shall work in harmony with Landlord's and other tenants' contractors and subcontractors. Tenant shall cause all Alterations to be performed in such manner so as not to (i) obstruct access to the premises of any other tenant in the Project or any part of the Common Areas or disrupt any Building service or equipment or any other tenants' equipment; or (ii) interfere with any work being performed by Landlord, other tenants, or their respective contractors and subcontractors, or (iii) permit or allow any labor dispute or disruption, work stoppage, or picketing anywhere within or outside of the Project arising out of Tenant's failure to utilize union labor. Tenant shall, at its sole cost and expense, file all plans and specifications for all Alterations, as required by all Governmental Regulations. Prior to commencing any Alterations, Tenant shall have obtained and delivered to Landlord true and complete copies of all permits and other licenses and approvals required by applicable Governmental Regulations to commence and complete any Alterations. If Landlord, in its sole and absolute discretion, consents to any Alterations that may impact a Building system or may impact a Building's structure or roof, Tenant shall only perform such work by using those contractors and subcontractors satisfactory to Landlord. All Alterations shall be staged in areas reasonably acceptable to Landlord. Tenant agrees that Landlord shall have the right, but not the obligation, to inspect Tenant's construction of the Alterations. Landlord's inspections of construction shall be done solely for the benefit of Landlord, shall not constitute confirmation or a warranty by Landlord that the Alterations are in accordance with the Governmental Regulations or this Lease, and shall not alter Tenant's liability and responsibility under this Lease. Landlord shall have the right, at all reasonable times, to post on the Premises and record any notices of non-responsibility that it deems necessary for the protection of Landlord's interests from any liens or Claims (as defined in Section 13 below) in connection with said Alterations. Tenant shall deliver to Landlord, within ten (10) days following installation of any Alterations, (1) accurate, reproducible as-built plans and CAD drawings, (2) proof of final inspection and approval by all governmental authorities, (3) complete lien waivers acceptable to Landlord for all costs of such Alterations, and (4) a copy of a recorded notice of completion (to be provided by Tenant's contractor performing such Alterations, and which will include applicable governmental agency approvals, such as a permit card indicating the city building department's approval of the work, and a final invoice indicating the completion of the work).

3.3 Ownership and Removal by Tenant.

All Alterations that are paid for by Landlord shall be the property of Landlord, subject to Landlord's right to require removal thereof as set forth below. All Alterations that are paid for by Tenant shall be the property of Tenant until expiration or earlier termination of this Lease, at which time they shall be and become the property of Landlord, subject to Landlord's right to require removal thereof as set forth below. Notwithstanding the foregoing, Tenant shall not remove any Alterations without first obtaining Landlord's prior written consent pursuant to Section 3.2(A) above; provided, however, Landlord shall have the right, upon the expiration or earlier termination of this Lease, to require Tenant to remove any Alterations (including without limitation all wiring and cabling installed by or on behalf of Tenant) and restore the Premises to the condition existing immediately prior to the Alterations, all at Tenant's sole cost and expense.

3.4 Liens.

Tenant agrees to keep all of the portions of the Project free and clear of all liens or Claims (as defined in Section 13 below) arising out of, or claimed by reason of, any Alterations or other work performed, material furnished or obligations incurred by or at the insistence of Tenant, and to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold all Indemnified Parties harmless from all such liens or Claims incurred by reason thereof. Should Tenant, within fifteen (15) days after written notice from Landlord, fail to: (i) fully discharge any lien, claim of lien or Claim, or (ii) bond over such lien by bond satisfactory to Landlord and Landlord's lender, if any (which bond shall also cover costs of defense), Landlord may, at its option and without limitation of any of its other rights and remedies available at law and in equity and under this Lease, pay the same or any part thereof, and the amount of such payment shall be due and owing to Landlord from Tenant with interest thereon at the Interest Rate from the date incurred until the date paid in full. Such amount shall be deemed to be Additional Rent under this Lease as of the date of such payment by Landlord. No liens of any character whatsoever created or suffered by Tenant shall in any way, or to any extent, attach to or effect the rights of Landlord in the Premises or the Project.

3.5 Survival.

Tenant's obligations in this Section 3 shall survive the expiration or termination of this Lease.

Section 4. Insurance.

4.1 Tenant's Insurance.

At all times during the Lease Term and any extension thereof, Tenant shall, at its sole cost and expense, keep in full force and effect the following insurance policies, in amounts not less than those specified below or such other amounts as Landlord may from time to time reasonably request, with insurance companies and on forms satisfactory to Landlord:

(A) "Causes of Loss -- Special Form" insurance (or equivalent), including fire and extended coverage, vandalism, malicious mischief, sprinkler leakage and water damage coverage and demolition and debris removal, insuring the full replacement cost of all Alterations

to the Premises made at Tenant's expense or direction, and all fixtures, equipment and other property owned or used by Tenant and located in the Premises. Such policy shall not contain a per occurrence deductible greater than Five Thousand Dollars ($5,000.00). The policy shall include a waiver of subrogation by the insurers of all rights based upon an assignment from the insured, against Landlord (and all other Indemnified Parties) in connection with any loss or damage insured against;

(B) Commercial general liability insurance (with contractual liability coverage including the indemnification provisions contained in this Lease with endorsements covering explosions, collapse and underground damage liability), with limits to be set by Landlord from time to time in accordance with limits customarily required by prudent owners of office buildings comparable to the Project for tenants similar to Tenant but in any event not less than Two Million Dollars ($2,000,000.00) combined occurrence limit and not less than Three Million Dollars ($3,000,000.00) in the aggregate for personal injury, sickness or death or for damage to or destruction of property. Such policy shall be endorsed to include Landlord and any other parties designated by Landlord as additional insureds pursuant to Section 4.2. Additionally, any such coverage shall include a waiver of subrogation and stipulate via endorsement that coverage is primary and non-contributory as respects any other coverage in place;

(C) Business interruption insurance against loss or damage resulting from the same risks as are covered by the insurance described in Section 4.1(A) above, in an amount equal to the aggregate of one (1) year's requirement of Rent;

(D) Business automobile liability insurance with minimum limits of One Million Dollars ($1,000,000.00) per person/ One Million Dollars ($1,000,000.00) per accident — bodily injury, One Million Dollars ($1,000,000.00) per accident — property damage, or One Million Dollars ($1,000,000.00) combined single limit and basic no-fault coverage, for all owned, non-owned or hired automobiles that may be used by Tenant in connection with its use or occupation of the Premises;

(E) Workers' compensation and employers' liability insurance as required by (and which insurance shall be in conformity with) the law of the state in which the Premises is located to further include voluntary compensation coverage and other states coverage, for all employees working in or at the Premises, providing not less than the statutory workers' compensation benefits and employers' liability insurance limits of One Million Dollars ($1,000,000.00) for each employee, One Million Dollars ($1,000,000.00) policy limit by disease, and One Million Dollars ($1,000,000.00) for each accident. Such insurance shall be endorsed to include a waiver of any rights of subrogation against Landlord and any other parties designated by Landlord from time to time as additional insureds pursuant to Section 4.2; and

(F) During the performance of all Alterations, Tenant shall cause Tenant's contractor performing such Alterations and any subcontractors to maintain comprehensive automobile insurance for all owned, hired, rented and non owned vehicles; commercial general liability insurance, including contractual liability coverage covering the indemnification provisions in the contractor's contract with Tenant, with the following endorsements, explosion, collapse and underground damage liability; completed operations and products liability and independent contractors protective liability; as well as workers' compensation insurance and

employer's liability insurance; property coverage for any property owned by such contractors and subcontractors (including tools and equipment) that is on-site; and other insurance reasonably requested by Landlord (such as, without limitation, Builder's Risk insurance). Landlord (and any other parties deemed by Landlord) shall be named as additional insureds and such policies shall provide waiver of subrogation endorsements as respects to workers' compensation coverage.

Tenant will, at its sole cost and expense, comply with any requirements of any insurer of Landlord. Tenant agrees to maintain policies of insurance described in this Section 4 (excepting the insurance to be maintained by Landlord pursuant to Section 4.4 below). Landlord reserves the right, from time to time, to require additional coverage (including, but not limited to, Pollution Legal Liability coverage, Professional Liability coverage, earthquake and flood insurance), and/or to require higher amounts of coverage commensurate with the requirements of other reasonable and prudent landlords of buildings similar to the Building in the area in which the Building is located or by any Interest Holder (as defined in Section 12.1 below). Landlord, its agents and employees, make no representation that the limits of liability specified to be carried by Tenant pursuant to this Section 4 are adequate to protect Tenant.

4.2 Form of Policy.

The form of all such policies and deductibles thereunder shall be subject to Landlord's prior approval, which shall not be unreasonably withheld, conditioned or delayed. All such policies shall be issued by insurers reasonably acceptable to Landlord, authorized to issue insurance in the State in which the Premises is located and having a Financial Strength Rating of "A" or a Financial Size Category of "X" or larger, based on the most recent published ratings of the A.M. Best Company, and with respect to workers' compensation coverage, general liability coverage and property coverage, shall contain a waiver of any rights of subrogation thereunder. In addition, except for workers' compensation insurance, the policies shall name Landlord and any other parties designated by Landlord from time to time as additional insureds, provided, however, that with respect to property insurance covering any Alterations, Landlord shall be loss payee thereunder (and the foregoing designations shall be evidenced on the insurance policies, endorsements or certificates delivered to Landlord as required hereby). The policies shall require at least thirty (30) days' prior written notice to Landlord of termination or modification and shall be primary and non-contributory. Tenant hereby assigns to Landlord all its rights to receive any proceeds of such insurance policies attributable to any Alterations if this Lease is terminated due to damage or destruction. Tenant shall, at least ten (10) days prior to the Commencement Date and within thirty (30) days prior to the expiration of each such policy, deliver to Landlord certified copies of the policies or certificates (in form and substance reasonably acceptable to Landlord), or other equivalent documentation for review by Landlord evidencing the foregoing insurance or renewal thereof, as the case may be. Within a reasonable time after Landlord's request, Tenant shall provide Landlord with a photocopy of the policies providing such coverage. If the limits of available liability coverage required herein become substantially reduced as a result of claim payments, Tenant shall immediately, at its own expense, purchase insurance to reinstate the limits of liability coverage required by this Lease. Tenant shall not settle any claim or accept any proceeds in satisfaction of any claim involving damage to the Premises (unless relating solely to Tenant's personal property) or liability of Landlord without Landlord's express prior written consent.

4.3 Failure to Carry.

Without limiting Landlord's remedies set forth in Section 10.2 hereof, in the event that Tenant shall fail to carry and maintain the insurance coverages set forth in this Section 4, Landlord may, upon five (5) days prior written notice to Tenant (unless such coverages will lapse within such time period and in which event no such notice shall be necessary) and Tenant's failure to procure the same and deliver reasonably satisfactory evidence thereof to Landlord within said period, procure such policies of insurance and Tenant shall promptly reimburse Landlord for one hundred and ten percent (110%) of the cost thereof with interest thereon at the Interest Rate from the date incurred until the date paid.

4.4 Landlord's Insurance.

Landlord may, during the Lease Term and any extension thereof, maintain insurance policies with such coverage and in such amounts as Landlord deems appropriate from time to time. The cost of all such insurance and such other insurance carried by Landlord with respect to the Project shall be deemed to be an "**Expense**" hereunder. Any proceeds of such insurance shall be the sole property of Landlord to use as Landlord determines. Tenant shall reimburse Landlord an amount equal to any increase in Landlord's insurance premiums resulting from Tenant's specific use of the Premises or any act or omission of Tenant or the Tenant Parties.

4.5 Waiver of Subrogation.

Landlord and Tenant mutually waive all rights of subrogation with respect to property insurance and workers' compensation insurance, and the property insurance and workers' compensation insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all of all rights based upon an assignment from the insured, against Landlord (and all other Indemnified Parties) or Tenant, in connection with any loss or damage insured against. Neither Landlord (nor any other Indemnified Party) nor Tenant shall be liable to the other for loss or damage caused by any risk insured against under property insurance or workers' compensation insurance required to be maintained hereunder, and each party releases and waives any claims against the other party for such loss or damage. The failure of a party to obtain the insurance required hereunder shall not affect this waiver.

Section 5. Repairs and Maintenance; Services.

5.1 Tenant's Maintenance Obligations.

Tenant shall maintain the interior of the Premises in a clean, sanitary and safe condition and, except as specifically provided in Section 5.2 below, Tenant shall make and pay for all maintenance, replacement and repair necessary to keep the Premises in a good state of repair consistent with other comparable office buildings in compliance with all Governmental Regulations and the Rules and Regulations, and in tenantable, safe condition. Such maintenance shall include, without limitation, the obligation to maintain, replace or repair, in the manner required herein, all doors and door frames, door checks, locks and closing devices, security devices, windows, window sashes, casements and frames, floors and floor coverings, shelving, all equipment, facilities and fixtures exclusively serving the Premises (including hardware,

electrical, plumbing and heating, ventilating and air conditioning facilities), and Tenant's Exterior Signs. Tenant shall, at its own expense, install and maintain fire extinguishers and other fire protection devices in the Premises as may be required from time to time by any Governmental Regulations or by any agency having jurisdiction or the insurance underwriters insuring the Project. Subject to the terms of Section 1.5(C) above, Tenant shall, at its own cost and expense, ensure that the Premises are maintained in compliance with the ADA and any similar state or local laws, rules or ordinances throughout the Lease Term and any renewals or extensions thereof. If Tenant repairs and maintenance are not made within ten (10) days after demand by Landlord, then such repairs and maintenance may be made by Landlord, at its option, and Tenant shall reimburse Landlord for the cost thereof within thirty (30) days from receipt of invoice, together with interest thereon at the Interest Rate, each as Additional Rent, from the date paid by Landlord until paid by Tenant.

5.2 Landlord's Maintenance Obligations.

Subject to Sections 5.1, 6 and 7 of this Lease, Landlord shall (subject to reimbursement as part of the Expenses) in a manner and to the extent reasonably deemed by Landlord to be standard for buildings of similar class, size, age and location, maintain, repair and replace, (i) the Building shell and other structural portions of the Building (including the roof and foundations), (ii) the Building systems, including the basic sprinkler, electrical, plumbing and heating, ventilating and air conditioning systems within the Building core (but expressly excluding any such items that exclusively serve the Premises, which are the responsibility of Tenant under Section 5.1 above, unless Landlord elects in its sole and absolute discretion to maintain, repair and replace such Building systems and charge Tenant the cost thereof), (iii) the Common Areas, and (iv) the Building and/or the Project signage, if any, except Tenant's Exterior Signs. Landlord shall have the right, but not the obligation (except to the extent set forth in the preceding sentence), to alter, remodel, improve, repair, renovate, redecorate or paint all or any part of the Building or any other portion of the Project or to provide funds for any of the foregoing. Tenant hereby waives the right to make repairs at Landlord's expense under any law, statute, ordinance, rule, regulation, order or ruling. The rights of Landlord hereunder shall include, but is not limited to, the erection and maintenance of scaffolding, canopies, fences and props as may be required by such activity, temporarily shutting off utilities, and/or blocking access to portions of the Common Areas.

5.3 Services.

The obligations to furnish or contract directly for services are set forth in Exhibit C attached hereto.

5.4 Interruption of Services.

No interruption of services from any causes, including, without limitation, from maintenance, repairs, replacements or alterations to the Project, shall be deemed an eviction or disturbance of Tenant's possession of any part of the Premises or render Landlord liable to Tenant for damages, or otherwise affect the rights and obligations of Landlord or Tenant under this Lease. However, in the event that an interruption of the Project services is within the control of Landlord and causes the Premises to be untenantable for a period of at least five (5)

consecutive business days after Tenant has given Landlord written notice of such interruption (noting therein that Tenant cannot use the Premises or a portion thereof), then commencing thereafter monthly Rent shall be abated proportionately until the Premises or the affected portion thereof are rendered tenantable for the Permitted Use. Tenant hereby waives the provisions of any Governmental Regulations permitting the termination of this Lease due to an interruption, failure or inability to provide any of the foregoing services.

Section 6. Damage to Building and Premises.

6.1 Restoration.

Except as provided in Section 6.2 below, if at any time during the Lease Term, the Building is damaged by fire or other casualty, then, unless this Lease is terminated by Landlord as hereinafter provided, Landlord shall be obligated to promptly commence, and thereafter prosecute with due diligence, the reconstruction, restoration and repair of the Building and the Premises (except for any Alterations made by or on behalf of Tenant or any of Tenant's fixtures, equipment and other personal property, which shall be promptly restored by Tenant) to a condition substantially equivalent to that existing immediately prior to the casualty. Except as provided in Section 6.2 below, if the damage renders the Premises inaccessible or untenantable in whole or in part, the Rent provided for herein shall equitably abate thereafter as to the portion of the Premises so affected until such time as same is accessible and restored to a tenantable condition, as reasonably determined by Landlord (or until such time as same would have been accessible and restored to a tenantable condition had it not been for delays caused by Tenant or Tenant Parties). Notwithstanding the foregoing or anything in this Lease to the contrary, in the event of damage to the Premises or the Building (or any part thereof) caused by Tenant or Tenant Parties, Tenant shall not receive any Rent abatement or any other rental or other concessions from Landlord as a result thereof.

6.2 Termination.

If (i) the Building or the Premises is damaged to an extent that Landlord's good faith estimate of the cost of reconstruction, restoration and repair thereof exceeds twenty-five percent (25%) of the replacement cost thereof, (ii) the reconstruction, restoration and repair of the Premises or the Building cannot with reasonable diligence be completed within one hundred eighty (180) days after the casualty, (iii) Landlord's mortgage lender does not make the applicable insurance proceeds available for reconstruction, or (iv) the casualty occurs during the last twelve (12) calendar months of the Lease Term, then in any such event Landlord shall have the right, exercisable by written notice given to Tenant at any time within ninety (90) days after the occurrence of the casualty, to elect not to reconstruct, restore or repair the Premises, and in such event this Lease shall be terminated in all respects effective as of the date of such notice, all Rent shall be prorated to the date of such termination, and the parties hereto shall be released from any obligations thereafter accruing under this Lease (except as otherwise provided herein).

6.3 Insurance Proceeds.

Notwithstanding anything contained in this Section 6, in no event shall Landlord be required to expend more to reconstruct, restore or repair the Building than the amount actually received by Landlord from the proceeds of the property insurance carried by Landlord.

6.4 Damage and Destruction Laws.

Landlord and Tenant agree that the foregoing provisions of this Section 6 are to govern their respective rights and obligations in the event of any damage to, or destruction of, the Premises or the Building (or any other portion of the Project), and supersede, and are in lieu of, and Tenant hereby waives the provisions of any Governmental Regulations now or hereinafter in force which provide remedies for damage or destruction of leased premises.

6.5 Inability to Complete.

Notwithstanding anything to the contrary contained in this Section 6, in the event Landlord is obligated or elects to repair, reconstruct and/or restore the damaged portion of the Building or Premises pursuant to Section 6.1 above, but is delayed from completing such repair, reconstruction and/or restoration beyond the date which is six (6) months after the date estimated by Landlord's contractor for completion thereof, by reason of any events or delays beyond Landlord's reasonable control, such as Force Majeure events or events and delays caused by Tenant or the Tenant Parties, then Landlord may elect to terminate this Lease upon thirty (30) days' prior written notice to Tenant.

Section 7. Eminent Domain.

7.1 Total Taking.

In the event of a taking or damage related to the exercise of the power or eminent domain, by any agency, authority, public utility, person, corporation or entity empowered to condemn property (including without limitation a voluntary conveyance by Landlord in lieu of such taking or condemnation) (a "**Taking**") of (i) the entire Premises, (ii) so much of the Premises as to prevent or substantially impair its use by Tenant during the Lease Term, or (iii) portions of the Building or Project required for reasonable access to, or reasonable use of, the Premises (a "**Total Taking**"), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the Premises shall cease and terminate as of the date upon which title to the property taken passes to and vests in the condemnor or the effective date of any order for possession if issued prior to the date title vests in the condemnor ("**Date of Taking**"). If this Lease is terminated pursuant to this Section 7.1, all Rent shall be prorated to the Date of Taking, and the parties hereto shall be released from any obligations thereafter accruing under this Lease (except as otherwise provided herein).

7.2 Partial Taking.

In the event of a Taking of only a part of the Premises or of a part of the Project which does not constitute a Total Taking during the Lease Term (a "**Partial Taking**"), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the portion of the

property taken shall cease and terminate as of the Date of Taking, and an equitable adjustment to the Rent shall be made based in part upon the reduced area of the Premises. No adjustment to the Rent shall be made based upon the reduced area of the Project (other than the reduced area of the Premises itself), except for Tenant's Pro Rata Share. In the event of a Taking of a material portion of the Project (other than the Premises) such that, in Landlord's reasonable opinion, the Building's or the Project's continued operation is not practically or economically feasible, Landlord may terminate this Lease by giving notice to Tenant within ninety (90) days after the date that notice of such Taking is received by Landlord. If this Lease is terminated pursuant to this Section 7.2, Landlord shall refund to Tenant any prepaid unaccrued Rent and any other sums due and owing to Tenant (less any sums then due and owing Landlord by Tenant), and Tenant shall pay to Landlord any remaining sums due and owing Landlord under this Lease, each prorated to the date of such termination. If this Lease is not terminated as provided for in this Section 7.2, Landlord at its expense shall promptly repair and restore the Building, Project and/or the Premises (except for any Alterations made by Tenant or any of Tenant's fixtures, equipment and other personal property, which shall be promptly restored by Tenant) to substantially the same condition that existed immediately prior to the Date of Taking, except for the part taken, so as to render the Building or Project as complete an architectural unit as practical, but only to the extent of the condemnation award actually received by Landlord for the damage.

7.3 **Award**.

Landlord reserves all rights to damages and awards paid because of any Partial Taking or Total Taking of the Premises or the Project. Tenant assigns to Landlord any right Tenant may have to the damages or awards. Further, Tenant shall not make claims against Landlord or the condemning authority for damages or awards. Notwithstanding the above, Tenant may pursue a separate claim against the condemning authority for the value of Tenant's moving expenses and the unamortized cost of Tenant's fixtures, equipment and other personal property that cannot be reasonably moved from the Premises, so long as such claim does not reduce the award payable to Landlord.

7.4 **Condemnation Laws**.

Landlord and Tenant agree that the foregoing provisions of this Section 7 are to govern their respective rights and obligations in the event of any condemnation of the Premises or the Project (or portions thereof), and supersede, and are in lieu of, and Tenant hereby waives the provisions of any Governmental Regulations now or hereinafter in force which provide remedies for condemnation of leased premises.

Section 8. Assignment and Subletting.

8.1 **Assignment and Subletting**.

Except as specifically set forth below in this Section 8, Tenant shall not, without the prior written consent of Landlord in each instance, which consent may be withheld by Landlord in its sole and absolute discretion: (1) directly or indirectly assign, transfer, mortgage, pledge, hypothecate or encumber or subject to or permit to exist upon or be subjected to any lien or charge, this Lease or any interest of Tenant herein by operation of law or otherwise, (2) sublet

all or any portion of the Premises, or (3) permit anyone other than Tenant and its employees to occupy or use any part of the Premises (individually or collectively, all of such items in clauses (1), (2) and (3), are referred to as a "**Transfer**"). Notwithstanding the foregoing, Landlord will not unreasonably withhold its consent to any proposed assignment of this Lease or subletting of the entire Premises or any request by Tenant to permit anyone other than Tenant and its employees to occupy or use any part of the Premises.

8.2 Tenant to Remain Obligated.

Landlord's consent to any Transfer, other than an assignment, shall not operate to relieve Tenant from any covenant, liability or obligation hereunder (whether past, present or future), including, without limitation, the obligation to pay Rent. Landlord's consent to a Transfer, other than an assignment, shall not be deemed to be a consent to any subsequent Transfer. Tenant shall remain liable under this Lease as a principal and not as a surety; however, if Tenant is nonetheless deemed a surety by remaining liable hereunder, Tenant hereby waives all suretyship defenses.

8.3 Assignee to Assume Obligations.

If Landlord consents to any assignment of this Lease, the assignee shall expressly assume all of the obligations of Tenant hereunder from and after the date of assignment and agree to comply with and be bound by all of the terms, provisions and conditions of this Lease. Such assumption shall be evidenced in a written instrument satisfactory to Landlord, the execution form of which shall be furnished to Landlord not later than fifteen (15) days prior to the effective date of the assignment. If Landlord consents to any sublease of the Premises, Tenant shall obtain and furnish to Landlord, not later than fifteen (15) days prior to the effective date of such sublease and in form satisfactory to Landlord, the written agreement of such subtenant that it shall comply with and be bound by all of the terms, provisions and conditions of this Lease and that it will attorn to Landlord, at Landlord's option and written request, in the event this Lease terminates before the expiration of the sublease. In addition, within ten (10) days after request from Landlord, Tenant shall execute Landlord's form of consent to such assignment or sublease.

8.4 Change of Control.

Any transfer (including, without limitation, any dissolution, merger, consolidation or other reorganization of Tenant (but excluding the transfer or exchange of any publicly traded stock) or any issuance, sale, gift, transfer or redemption, of any capital stock of Tenant or other interest in Tenant (whether voluntary, involuntary or by operation of law), or any combination of the foregoing affecting the direct or indirect power to affect the management or policies of Tenant or any direct or indirect change in twenty-five percent (25%) or more of the ownership interest in Tenant shall constitute an assignment of this Lease subject to the provisions of this Section 8.

8.5 Event of Default.

Any Transfer without Landlord's prior written consent shall be of no effect and shall, at the option of Landlord, constitute an Event of Default under this Lease without any further notice or cure period.

8.6 Transfer Premium.

Unless Landlord expressly agrees to the contrary, if Tenant shall Transfer this Lease or any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the Transfer, then Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of any such excess immediately upon receipt.

8.7 Recapture Election.

If Tenant requests that Landlord consent to a Transfer, Landlord, at its sole and absolute discretion (regardless of whether the Transfer is a proposed assignment or subletting), may elect (a "**Recapture Election**") to recapture the space covered by the Transfer notice and terminate this Lease with respect to such recaptured space on the first day of the second calendar month next succeeding receipt of Tenant's Transfer notice, which election shall be effective unless Tenant elects to withdraw its request for approval of such Transfer by delivering a written notice of such withdrawal to Landlord within ten (10) days after Landlord delivers written notice of Landlord's exercise of the Recapture Election to Tenant. A Recapture Election, if exercised by Landlord, shall be by written notice to Tenant within twenty (20) days of receipt by Landlord of a Transfer notice. If Landlord exercises a Recapture Election, Landlord may lease the Premises to the sublessee, assignee or transferee proposed by Tenant. If this Lease shall be terminated with respect to less than the entire Premises, Base Rent and Tenant's Pro Rata Share shall be adjusted on the basis of the rentable square feet retained by Tenant in proportion to the rentable square feet of the Premises prior to such termination and this Lease as so amended shall continue thereafter in full force and effect. In such event, Tenant shall pay all of the costs of erecting demising walls and public corridors and making other modifications to physically separate the portion of the Premises remaining subject to the Lease from the rest of the Premises.

8.8 Administrative and Attorneys' Fees.

If Tenant effects any Transfer or requests the consent of Landlord to any Transfer, then with respect to each separate Transfer submission, Tenant shall, within fifteen (15) days of demand, pay Landlord a non-refundable administrative fee of Five Hundred Dollars ($500.00) ("**Administrative Fee**"), plus any reasonable attorneys' and paralegal fees and costs incurred by Landlord in connection with such Transfer or request for consent (whether attributable to Landlord's in-house attorneys or paralegals or otherwise). Acceptance of the Administrative Fee and/or reimbursement of Landlord's attorneys' and paralegal fees shall in no event obligate Landlord to consent to any proposed Transfer.

Section 9. Signage.

Except for Tenant's Signs, Tenant shall not place, erect or maintain upon the exterior of the Premises (including, without limitation, any part of the Project outside the

Premises) or upon the interior of the Premises if visible from outside the Premises, any sign, decal, placard, decorations, lettering, or any other advertising matter of any kind or description, without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion. If Tenant places, erects or maintains any of the foregoing without Landlord's consent, the same may be removed by Landlord or Landlord's agents, at Tenant's sole cost and expense, without notice and without such removal constituting a breach of this Lease or entitling Tenant to claim damages on account thereof. If Landlord shall deem it necessary to remove any sign in order to paint or to make repairs, alterations or improvements in or upon the Premises, Landlord shall have the right to do so. Landlord hereby reserves all rights to the use of the roof of the Building or any other building within the Project, and the right to install advertising signs on the Building, including the roof thereof, and Landlord shall be entitled to any and all revenues from such advertising signs.

Section 10. Defaults and Remedies.

10.1 Events of Default.

In addition to any defaults or events of default described as "Events of Default" elsewhere in this Lease, each of the following shall constitute an event of default (an "**Event of Default**") hereunder:

(A) Rent. If Tenant fails to pay Rent or any other payment required to be made by Tenant hereunder on the date due; or

(B) Insurance. If Tenant fails to maintain the insurance required to be maintained by Tenant hereunder and fails to correct such failure to maintain within five (5) days after written notice thereof from Landlord; or

(C) Abandonment. Tenant vacates or abandons all or a material portion of the Premises for a period of twenty-one (21) consecutive business days or more without first obtaining the prior written consent of Landlord; or

(D) Bankruptcy. One of the following occurs:

Tenant or any guarantor of this Lease commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for Tenant or any guarantor of this Lease or for any substantial part of its respective property, or any such proceeding is commenced against Tenant or any guarantor of this Lease and either remains undismissed for a period of sixty (60) days or results in the entry of an order for relief against Tenant or any guarantor of this Lease which is not fully stayed within thirty (30) days after entry; or

Tenant or any guarantor of this Lease becomes insolvent or bankrupt, does not generally pay its respective debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors; or

Any third party obtains a levy or attachment under process of law against Tenant's leasehold interest or other property or assets or any property or assets of any guarantor; or

(E) **Estoppel Certificate**. Tenant's failure to deliver to Landlord an executed estoppel certificate or financial statements, in each case pursuant to the terms of Section 20; or

(F) **Tenant's Representations**. Any representation or warranty made by Tenant (or any guarantor of this Lease) in this Lease or any other document delivered in connection with the execution and delivery of this Lease or pursuant to this Lease proves to be incorrect in any material respect; or

(G) **Subordination Agreement**. Tenant's failure to deliver to Landlord an executed subordination agreement or the other confirmation, instrument or certificate pursuant to the terms of Section 12; or

(H) **Guarantor Default**. Any default or revocation by any guarantor under its guaranty of this Lease; or

(I) **Other Defaults**. If Tenant shall be in default under any other provision of this Lease (other than those specified above or elsewhere in this Lease) and shall remain so for a period of thirty (30) days after Landlord has provided written notice to Tenant of such default, provided that if any such default cannot reasonably be remedied by Tenant within thirty (30) days after written notice of default, then Tenant shall have such additional time as shall be reasonably necessary to remedy such default (but in no event longer than ninety (90) days), provided that during such time Tenant is continuously and diligently pursuing the remedy necessary to cure such default.

The parties hereby acknowledge and agree that any notice required pursuant to this Section 10.1 shall be in lieu of, and not in addition to, and Tenant hereby waives any notice required under the Governmental Regulations.

10.2 Landlord's Remedies.

Upon the occurrence of an Event of Default, Landlord may, without further notice to Tenant, and in addition to and not in lieu of, any other rights or remedies available to Landlord at law or in equity, exercise any one or more of the following rights:

(A) **Termination**. Terminate this Lease by providing written notice of such termination to Tenant, in which case neither Landlord nor Tenant shall have any further rights or obligations under this Lease as of the date of termination, except with respect to any unpaid Rent and those amounts Tenant was obligated to pay to Landlord prior to the date of such termination or as otherwise provided in this Section 10.2; or terminate Tenant's possessory rights, without terminating this Lease, in which case Landlord shall have the rights described below. If Landlord elects to terminate this Lease, Landlord shall have the immediate right, after complying with all applicable legal requirements or with Tenant's consent in lieu thereof, to enter and take possession of the Premises, and remove all persons, furniture, fixtures and equipment from the Premises, at Tenant's sole expense, in order to recover at once, full and exclusive possession of

the Premises. Regardless of whether Landlord elects to terminate this Lease or terminate Tenant's possessory rights, Tenant shall pay to Landlord all costs and damages arising out of Tenant's Default, including, without limitation, (A) any costs or expenses incurred by Landlord (1) in retaking possession of the Premises; (2) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering, remodeling or rehabilitating the Premises or any affected portions of the Building, including such actions undertaken in connection with the reletting or attempted reletting of the Premises to a new tenant or tenants; (3) for leasing commissions, advertising costs and other expenses of reletting the Premises; or (4) in carrying the Premises, including taxes, insurance premiums, utilities and security precautions; (B) any unearned brokerage commissions paid in connection with this Lease; (C) reimbursement of any previously waived or abated Base Rent or Additional Rent or any free rent or reduced rental rate granted hereunder; and (D) any concession made or paid by Landlord to the benefit of Tenant in consideration of this Lease including, but not limited to, any moving allowances, contributions, payments or loans by Landlord for tenant improvements or build-out allowances (including without limitation, any unamortized portion of the Construction Allowance (as defined in Exhibit D), such Construction Allowance to be amortized over the Term in the manner reasonably determined by Landlord), if any, and any outstanding balance (principal and accrued interest) of the Construction Allowance, if any), or assumptions by Landlord of any of Tenant's previous lease obligations; plus such reasonable attorneys' fees and expenses incurred by Landlord as a result of a Default, and costs in the event suit is filed by Landlord to enforce such remedy; and at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

(B) **Re-entry/Reletting**. If Landlord elects to terminate Tenant's possessory rights without terminating this Lease, Landlord shall have the right, after complying with all applicable legal requirements or with Tenant's consent in lieu thereof, to enter and take possession of the Premises and remove all persons, furniture, fixtures and equipment from the Premises, at Tenant's sole expense, in order to recover at once, full and exclusive possession of the Premises. Should Landlord elect to terminate Tenant's possessory rights without terminating this Lease, Landlord shall undertake to relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises in Landlord's sole discretion. In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied in the following order: (1) to reasonable attorneys' fees and expenses incurred by Landlord as a result of a Default and costs in the event suit is filed by Landlord to enforce such remedies; (2) to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; (3) to the payment of any costs of such reletting; (4) to the payment of the costs of any alterations and repairs to the Premises; (5) to the payment of Rent due and unpaid hereunder; and (6) the residue, if any, shall be held by Landlord and applied in payment of future Rent and other sums payable by Tenant hereunder as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during the month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

(C) **No Termination**. No re-entry or taking of possession of the Premises by Landlord pursuant to this Section 10.2 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any Default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such Default.

(D) **No Surrender**. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord. The surrender of this Lease by Tenant, voluntarily or otherwise, shall not work a merger unless Landlord elects in writing that such merger take place, but shall operate as an assignment to Landlord of any and all existing subleases, or Landlord may, at its option, elect in writing to treat such surrender as a merger terminating Tenant's estate under this Lease, and thereupon Landlord may terminate any or all such subleases by notifying the sublessee of its election so to do within five (5) business days after such surrender.

(E) **Landlord's Lien**. In addition to any statutory lien Landlord has, Tenant hereby grants to Landlord a continuing security interest for all sums of money becoming due hereunder upon the inventory, fixtures, equipment, accessions, furnishings, and such other tangible personal property of Tenant now or hereafter situated on or about the Premises, and the proceeds therefrom (the "**Personal Property Collateral**"), and such property will not be removed from the Premises without the consent of Landlord until all sums of money then due Landlord have been first paid and discharged. The provisions of this Section constitute a security agreement under the Uniform Commercial Code of the State where the Premises are located (the "**Code**") so that Landlord has and may enforce a security interest on all of the Personal Property Collateral. Consistent with the terms of the Code, Tenant authorizes Landlord to file a financing statement describing the above collateral. If a default occurs under this Lease, Landlord will have, in addition to all other remedies of a secured party provided herein or by law, all rights and remedies under the Code, including, without limitation, the right to sell the Personal Property Collateral at public or private sale upon five (5) days' notice to Tenant. This contractual lien will be in addition to any statutory lien for rent.

(F) **Right to Cure**. If Tenant should fail to make any payment or cure any default hereunder within the time herein permitted, Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such other default for the account of Tenant (and enter the Premises for such purpose), and thereupon Tenant shall be obligated to, and hereby agrees to pay Landlord, upon demand, (i) all costs, expenses and disbursements incurred by Landlord in taking such remedial action, (ii) an amount equal to fifteen percent (15%) of the foregoing for Landlord's overhead and administrative expenses and (iii) interest on the foregoing at the Interest Rate from the date of Landlord's payment thereof. The foregoing amounts shall be deemed Additional Rent.

(G) **Mitigation**. For the purposes of this Section 10.2, Tenant's right to possession shall not be deemed to have been terminated by (a) efforts of Landlord to relet the

Premises, (b) Landlord's acts of maintenance or preservation with respect to the Premises, or (c) Landlord's appointment of a receiver to protect Landlord's interests hereunder. The foregoing enumerations are not exhaustive and are merely illustrative of acts which may be performed by Landlord without terminating Tenant's right to possession. Except as required by applicable law, Landlord shall have no obligation to mitigate its damages. If Landlord is required by applicable law to mitigate its damages under this Lease: (i) Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space at the Project; (ii) Landlord will not be deemed to have failed to mitigate if Landlord leases any other portions of the Project before reletting all or any portion of the Premises; and (iii) any failure to mitigate as required herein with respect to any period of time shall only reduce the Rent and other amounts to which Landlord is entitled hereunder. Tenant hereby acknowledges and agrees that the value of the Project depends on the rental rates and terms of the Project leases, and Tenant further acknowledges and agrees that Landlord's rejection of a prospective replacement tenant based on an offer of rentals below Landlord's published rates for new leases of comparable space at the Project at the time in question, or at Landlord's option, below the rates provided in this Lease, or containing terms less favorable that those contained herein, shall not give rise to a claim by Tenant that Landlord failed to mitigate its damages.

(H) **No Waiver**. Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord's acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord's notice to Tenant, or termination of this Lease or of Tenant's right to possession, the acceptance shall not affect such notice or termination, and if the acceptance occurs after commencement of a legal proceeding or final judgment, the acceptance shall not affect such proceeding or judgment. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due and Landlord's acceptance of such check or payment does not constitute a waiver of any rights, including any right Landlord may have to recover possession of the Premises. The acceptance of Rent or of the performance of any other term or provision from any person or entity other than Tenant, including any assignee or other transferee, shall not constitute a waiver of Landlord's right to approve any Transfer. Tenant acknowledges that this Section 10.2(I) imparts actual notice to Tenant that Landlord's acceptance of partial payment of Rent does not constitute a waiver of any rights, including any right Landlord may have to recover possession of the Premises.

(I) **Waiver of Right to Redemption**. Tenant (for itself and all others claiming through Tenant) hereby irrevocably waives and releases its rights to redemption and reinstatement under any present or future case law or statutory provision in the event that Tenant is dispossessed from the Premises for any reason.

(J) **Utah Law**. The provisions of this Section 10.2 will be construed consistent with Utah law, so that remedies of Landlord herein described are available to Landlord to the full extent but only to the extent that they are not invalid or unenforceable under Utah law.

10.3 Remedies Cumulative.

Any and all remedies set forth in this Lease: (i) shall be in addition to any and all other remedies Landlord may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as Landlord may elect. In addition to the other remedies in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted violation of any of the provisions of this Lease. To the extent allowed by applicable law, the exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Except as provided to the contrary in this Lease, Tenant hereby waives, so far as permitted by law, for and on behalf of itself and all persons claiming through and under Tenant (including any leasehold mortgagee or other creditor), the service of any notice of intention to re-enter provided for in any Governmental Regulations.

10.4 Landlord's Defaults and Tenant's Remedies.

Landlord shall not be in default hereunder unless Landlord fails to observe or perform any material covenant, agreement or obligation to be performed by Landlord under this Lease, and such failure continues (subject to the next sentence) for thirty (30) days after written notice thereof by Tenant to Landlord. If any default by Landlord cannot reasonably be remedied within 30 days after Landlord has received written notice of such default from Tenant, then Landlord shall have such additional time as shall be reasonably necessary to remedy such default, provided that during such time Landlord is continuously and diligently pursuing the remedy necessary to cure such default, before Tenant may exercise its rights hereunder. In the event Landlord fails to cure a default as provided above, Tenant shall have the right (so long as no Event of Default exists) to exercise such rights and remedies to which it may be entitled at law or in equity upon such default of Landlord except to the extent expressly limited by this Lease; provided, however, if Tenant recovers any judgment against Landlord for a default by Landlord of this Lease, the judgment shall be satisfied only out of the interest of Landlord in the Building and neither Landlord nor any other Indemnified Party (as defined below) shall be personally liable for any such default or for any deficiency or any other matter hereunder. Additionally, in no event shall Tenant have the right to seek and Landlord shall not be liable for any consequential or punitive damages or interruption or loss of business, income or profits. In the event of the sale or transfer of Landlord's interest in the Building, Landlord shall be released from all obligations and liabilities accruing thereafter under this Lease.

Section 11. Quiet Enjoyment.

Tenant, on payment of the Rent and performance of the covenants and agreements set forth herein, shall peaceably and quietly have, hold and enjoy the Premises and all rights, easements, appurtenances and privileges belonging or in anyway appertaining thereto during the Lease Term without interruption or hindrance of any person claiming through Landlord, subject to the terms and conditions of this Lease and any mortgage, deed of trust or agreement to which Landlord's interest in this Lease is subordinate pursuant to Section 12.1 below or otherwise under this Lease.

Section 12. Subordination.

12.1 Subordination.

Tenant covenants and agrees with Landlord that this Lease is subject and subordinate to any mortgage, deed of trust, ground lease and/or security agreement which may now or hereafter encumber the Project or any interest of Landlord therein, and to any advances made on the security thereof and to any and all increases, renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative, and no further instrument of subordination need be required by any owner or holder of any such ground lease, mortgage, deed of trust or security agreement. In confirmation of such subordination, however, at Landlord's written request, Tenant shall execute a subordination agreement that Landlord or an Interest Holder may request within ten (10) days after being requested by Landlord to do so. In the event of the enforcement by the ground lessor, the mortgagee, the trustee, the beneficiary or the secured party (any such party being herein referred to as "**Interest Holder**") under any such ground lease, mortgage, deed of trust or security agreement (such documents being referred to herein as "**Mortgage Documents**") of the remedies provided for by law or by such Mortgage Documents, and the Interest Holder (or any person or party succeeding to the interest of Landlord as a result of such enforcement) shall thereby become the owner of the Premises, Tenant, upon written request of the Interest Holder or successor in interest, will attorn to and automatically become the tenant of such Interest Holder or successor in interest without any change in the terms or other provisions of this Lease; provided, however, that such Interest Holder or successor in interest shall not be bound by (i) any payment of Rent for more than one month in advance except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, (ii) any amendment or modification of this Lease made without the written consent of such Interest Holder or such successor in interest, (iii) any act or omission of Landlord under this Lease occurring prior to such conveyance except for such repair and maintenance obligations of a continuing nature, or (iv) the return of any security deposit paid by Tenant except to the extent that the security deposit has actually been paid to such Interest Holder or successor in interest. Upon request by such Interest Holder or successor in interest, whether before or after the enforcement of its remedies, Tenant shall execute and deliver within ten (10) days after being requested to do so, an instrument or instruments confirming and evidencing the attornment herein set forth.

12.2 Subordination of Mortgage Documents.

Notwithstanding anything to the contrary set forth in Section 12.1, above, any Interest Holder may at any time subordinate its lien to this Lease in whole or in part, without any need to obtain Tenant's consent, and without regard to their respective dates of execution, delivery or recordation. In that event, to the extent set forth in such document, the Interest Holder shall have the same rights with respect to this Lease as would have existed if this Lease had been executed, and a memorandum thereof recorded, prior to the execution, delivery and recordation of the mortgage or deed of trust. In confirmation of such subordination, however, Tenant shall execute any appropriate certificate or instrument that Landlord or the Interest Holder may request within ten (10) days after being requested to do so.

12.3 Notice and Right to Cure.

Tenant shall send by registered or certified mail to any Interest Holder that shall have notified Tenant in writing that it is the holder of such interest in or lien upon the Premises, a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but Interest Holder begins to cure within twenty (20) days after such period and proceeds diligently to complete such cure, then the Interest Holder shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

Section 13. Indemnification and Waiver.

Tenant shall indemnify, defend (by counsel reasonably satisfactory to Landlord) and hold harmless Landlord and Landlord's agents, partners, parents, affiliates, divisions and subsidiaries and each of their respective directors, officers, partners, principals, shareholders, managing members, managers, owners, lenders, agents, employees and representatives and successors and assigns (herein, Landlord and such other parties are collectively referred to as the "**Indemnified Parties**" and each, an "**Indemnified Party**") from and against any and all claims, demands, penalties, fines, actions (including informal proceedings), settlements, judgments, losses, liabilities, damages (including, but not limited to, punitive and consequential damages), costs and expenses, including attorneys' fees and costs (including those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) and consultant's fees, court costs and other litigation expenses of whatever kind or nature, known or unknown, contingent or otherwise, incurred or suffered by or asserted against such Indemnified Party (collectively, "**Claims**"), arising from any cause whatsoever in the Premises (including, but not limited to, Claims resulting in whole or in part from the active negligence of the Indemnified Party), unless caused by the gross negligence or intentional misconduct of such Indemnified Party. In addition, Tenant shall further indemnify, defend (by counsel reasonably satisfactory to Landlord) and hold harmless the Indemnified Parties from and against any and all Claims arising from (i) Tenant's use or occupancy of the Premises, the conduct of Tenant's business or any activity, work or things done, permitted or suffered by Tenant in or about the Premises, (ii) any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease, and/or (iii) any acts, omissions, negligence, or willful or criminal misconduct of Tenant or any of Tenant's agents, contractors, subcontractors, subtenants, licensees, employees or invitees (herein, Tenant and such other parties are collectively referred to as the "**Tenant Parties**" and, each, a "**Tenant's Party**"). Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises arising from any cause; and Tenant hereby waives all claims in respect thereof against the Indemnified Parties (including, but not limited to, Claims resulting in whole or in part from the active negligence of the Indemnified Party), unless caused by the gross negligence or intentional misconduct of such Indemnified Party. Tenant's obligations under this section shall survive the expiration or earlier termination of this Lease.

Section 14. Surrender.

Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Premises to Landlord broom clean and free of debris and otherwise in the condition in which the Premises are required to be maintained by the terms of this Lease, reasonable wear and tear and damage by casualty which Tenant is not obligated to restore under this Lease excepted. Tenant shall surrender all keys for the Premises to Landlord at the place then fixed for the payment of Rent (or as otherwise directed by Landlord) and shall inform Landlord of the combinations to all locks and s fes in the Premises. Tenant shall, at its expense, remove from the Premises on or prior to expiration or earlier termination of this Lease (i) all furnishings, fixtures and equipment (including all wires and cabling) situated thereon, (ii) those Alterations that Landlord requires Tenant to remove pursuant to Section 3.3 hereof and (iii) those items of personalty that Tenant brings into the Premises, and Tenant shall restore any damage caused by such removal. Notwithstanding the foregoing, Tenant shall not remove any Building systems or any associated equipment, conduits or fixtures, including, without limitation any plumbing, electrical, heating, ventilation and air conditioning, lighting, life safety, sprinkler and sewer systems from the Premises, regardless of whether the same were installed by or on behalf of, or at the expense of, Tenant or Landlord, in each case without first obtaining Landlord's prior written consent pursuant to Section 3.2(A); provided, however, Landlord shall have the right, upon the expiration or earlier termination of this Lease, to require Tenant to remove any such items to the extent the same were installed by or on behalf of, or at the expense of, Tenant, and Tenant shall restore any damage caused by such removal. Any items not removed by Tenant as provided above, shall, at Landlord's option, either (i) become the property of Landlord upon the expiration or earlier termination of this Lease and shall be conclusively presumed to have been conveyed to Landlord under this Lease via a bill of sale without further payment or credit by Landlord to Tenant or (ii) may be removed by Landlord and stored and/or retained or sold by Landlord and all the costs of such removal, storage and disposition as well as the cost of repairing any damage caused by such removal, shall be borne by Tenant. Tenant's obligation under this paragraph shall survive the expiration or earlier termination of this Lease.

Section 15. Hazardous Materials.

15.1 Hazardous Substances.

(A) **Definitions**. As used in this Lease, the term "**Hazardous Substance**" shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Premises or the Project, is (i) potentially injurious to the public health, safety or welfare, the environment or the Premises or the Project, (ii) regulated or monitored by any governmental authority, (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute or common law theory, or (iv) is defined, listed or otherwise classified as a "hazardous substance," "hazardous material," "hazardous waste," "extremely hazardous waste," "acutely hazardous waste," "radioactive waste," "infectious waste," "biohazardous waste," "toxic substance," "pollutant," "toxic pollutant," "contaminant" or similar substances under any Governmental Regulations. Hazardous Substances shall include, but not be limited to, PCB's hydrocarbons, petroleum, gasoline, asbestos and/or crude oil or any products, by-products or fractions thereof. As used in this Lease, the term "**Reportable Use**"

shall mean (1) the installation or use of any above ground storage tank, (2) the generation, possession, storage, use, transportation, release or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (3) the presence at the Premises or the Project of a Hazardous Substance with respect to which any Governmental Regulations require that a notice be given to persons entering or occupying the Premises, the Project or neighboring properties.

(B) Reportable Uses and Hazardous Substances Require Consent. Tenant shall not engage in any activity in or on the Premises or the Project that constitutes a Reportable Use of Hazardous Substances, nor, except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household cleaning materials (some or all of which may constitute Hazardous Substances) used for their intended purposes and in accordance with the manufacturer's directions and Governmental Regulations, shall Tenant or Tenant Parties generate, possess, store, use, release or dispose of any Hazardous Substances in, on, under or about the Premises, the Building or the Project, without the express prior written consent of Landlord, which consent may be withheld in Landlord's sole and absolute discretion and shall be conditioned on, among other factors, Tenant's timely compliance (at Tenant's expense) with all Governmental Regulations. In addition, Landlord may condition its consent to any Reportable Use upon receiving such additional assurances as Landlord deems necessary to protect itself, the public, the Premises, the Building, the Project and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before the expiration or termination of this Lease) of protective modifications (such as concrete encasements).

(C) Duty to Inform Landlord. If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises or the Project, Tenant shall immediately give written notice of such fact to Landlord, and promptly provide Landlord with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance.

(D) Tenant Remediation. Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises or the Project (including through the plumbing or sanitary sewer system) and shall promptly, at Tenant's sole cost and expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Premises, the Project or neighboring properties, (i) that was caused by Tenant or any Tenant Party, or (ii) pertaining to or involving any Hazardous Substance brought onto the Project or any portion thereof by or for Tenant or any Tenant Party, or (iii) pertaining to or involving any Hazardous Substance brought onto the Premises during the Lease Term. Without limiting the foregoing, Tenant shall be solely responsible for any investigations or remediation measures by governmental entities having jurisdiction with respect to the foregoing.

15.2 Tenant's Compliance with Governmental Regulations.

Tenant shall obtain, maintain and strictly comply with, at Tenant's sole cost and expense, any and all Governmental Regulations related to Tenant's generation, possession, storage, use, release or disposal of any Hazardous Substance in or about the Premises, the Building or the Project (if the same is permitted under this Lease). Except as otherwise provided in this Lease, Tenant shall, at Tenant's sole expense, fully, diligently and in a timely manner comply with all requirements of any applicable fire insurance underwriter or rating bureau, and the reasonable recommendations of Landlord's engineers and/or consultants which relate to the use of Hazardous Substances in the Premises or the Project, without regard to whether said requirements are now in effect or become effective after the Commencement Date. Tenant shall, within ten (10) business days after receipt of Landlord's written request, provide Landlord with copies of all permits and other documents in Tenant's possession or control, evidencing Tenant's compliance with any Governmental Regulations specified by Landlord, and shall immediately upon receipt by Tenant, notify Landlord in writing (and immediately provide to Landlord copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Tenant or the Premises to comply with any Governmental Regulations or the provisions of this Section 15.

15.3 Inspection; Compliance.

Landlord and Landlord's Lender and consultants shall have the right to enter the Premises at reasonable times as provided in Section 24.

15.4 Tenant Indemnification.

Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold harmless each of the Indemnified Parties from and against any and all Claims (including, without limitation, diminution in value of the Project or portion thereof) arising out of or involving (i) any Hazardous Substance in, on, under or about the Premises or the Project that was caused by Tenant or any Tenant Party, or (ii) pertaining to or involving any Hazardous Substance brought onto the Project or any portion thereof by or for Tenant or any Tenant Party, or (iii) pertaining to or involving any Hazardous Substance brought onto the Premises during the Lease Term. Tenant's obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. No termination, cancellation or release agreement entered into by Landlord and Tenant shall release Tenant from its obligations under this Lease with respect to Hazardous Substances, unless Landlord specifically agrees thereto in writing at the time of such agreement and such agreement specifically identifies this Section 15 of this Lease. The indemnity set forth in this Section 15.4 is in addition to any other indemnity of the Indemnified Parties set forth in this Lease, under applicable Governmental Regulations or otherwise.

15.5 Hazardous Substance Disclosure.

Gasoline and other automotive fluids may be found in the parking areas of the Project. Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Project may be found in the utility areas of the Project not generally accessible to Building occupants or the public. Many of the Building's occupants use copy machines and printers with associated fluids and toners, and pens, markers, inks, and office equipment that may contain hazardous substances. Certain adhesives, paints and other construction materials and finishes used in portions of the Project may contain Hazardous Substances. Although smoking is prohibited in the public areas of the Building, these areas may, from time to time, be exposed to tobacco smoke. Occupants of the Building and other persons entering the Project from time-to-time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain Hazardous Substances. Further, certain portions of the Building may contain asbestos-containing materials ("**ACM**") in the form of fireproofing on structural elements, heat insulation sealed within fire doors, and small areas of resilient floor tile, but these areas are generally inaccessible to occupants and visitors of the Building, such as machinery and utility rooms, the inside of sealed walls and above suspended ceilings. Landlord has made no special investigation of the Premises with respect to any Hazardous Substances. Landlord represents that, to the best of Landlord's knowledge, the Premises are free of any Hazardous Substances other than as set forth or otherwise provided for herein.

Section 16. Holding Over.

If Tenant remains in occupancy of any portion of the Premises after the expiration or earlier termination of the Lease Term, Tenant shall become a month to month tenant (if consented to in writing by Landlord) or a tenancy at sufferance (if not consented to in writing by Landlord) upon all terms of this Lease as might be applicable to such tenancy, except that Tenant shall pay Base Rent at a rate equal to one hundred fifty percent (150%) of the Base Rent effective immediately prior to such holdover. The foregoing shall not be construed as giving Tenant the right to remain in possession of the Premises after expiration of the Lease Term, and Tenant will pay to Landlord, upon request, all damages that Landlord may suffer on account of Tenant's failure to surrender possession as and when aforesaid and will indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless against all Claims arising out of Tenant's delay in so delivering possession, including Claims of any succeeding tenant. No acceptance of Rent payable pursuant to this Section 16 by Landlord shall be construed to extend the Lease Term or operate as a waiver of Landlord's right to regain immediate possession of the Premises by summary proceedings or any other remedy.

Section 17. Intentionally Omitted.

Section 18. Notices.

Any notice which either party is required or may desire to give to the other shall be in writing and sent by United States certified mail, return receipt requested, postage prepaid, or by Federal Express or similar generally recognized overnight courier regularly providing proof of delivery, addressed to the parties as set forth in Section 1.1(A), (B) and (C) of this Lease

(subject to the right of any party to designate a different address for its receipt of notices hereunder within the 48 contiguous continental United States of America by notice duly given). Any notice so given shall be deemed to have been given as of the first to occur of (i) actual delivery, (ii) if mailed, the second business day after being deposited in the U.S. Mail, proper postage prepaid, addressed as provided above, or (iii) if sent by nationally recognized commercial overnight courier, on the first business day after being delivered to such courier with all charges for overnight delivery having been prepaid. Any attempt to give notice in a different manner (including by fax or email) shall not be deemed delivered unless the recipient elects, in its sole and absolute discretion, to deem such notice delivered.

Section 19. Broker's Representation.

Landlord and Tenant hereby represent and warrant each to the other that, other than Landlord's Broker and Tenant's Broker, they have not employed any other agents, brokers, finders or other such parties in connection with this Lease, and each agrees that they shall indemnify, defend and hold the other harmless from and against any and all claims of all other agents, brokers, finders or other such parties claiming by, through or under the respective indemnifying party. The obligations set forth in this Section 19 shall survive the cancellation or termination of this Lease.

Section 20. Estoppel Certificates and Financial Statements.

20.1 Estoppel Certificates.

At any time and from time to time, within ten (10) days after request by Landlord, Tenant shall execute and deliver to Landlord a written estoppel certificate in form and substance provided by Landlord or any Interest Holder or prospective Interest Holder, buyer or investor. Any such certificate may be relied upon by Landlord and any mortgagee, beneficiary, ground or underlying lessor, purchaser or prospective purchaser of the Project or any interest therein. If Tenant fails to so execute and deliver any such certificate within ten (10) days after written request therefor, such failure shall (i) be conclusive and binding upon Tenant that all information set forth in the form of certificate provided to Tenant is true and accurate, and (ii) at the option of Landlord constitute an Event of Default.

20.2 Financial Statements.

At any time and from time to time, within ten (10) days after request by Landlord, Tenant shall furnish Landlord with Tenant's most recent audited financial statements, or, if no such audited statements have been prepared, such other financial statements as may have been prepared by an independent certified public accountant, or failing those, Tenant's internally prepared accounting statements. In any event Tenant's financial statements shall not be dated more than twelve (12) months prior to the date of Landlord's request. If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord, Tenant's recent annual and quarterly reports. Tenant shall not be required to deliver the financial statements required under this section more than once every twelve (12) month period unless requested by an Interest Holder or prospective Interest Holder, buyer or investor, or if an Event of Default occurs hereunder. Tenant's failure to provide financial statements as required by this

section or if any financial statements so provided are found to be intentionally false or misleading shall at the option of Landlord constitute an Event of Default on the part of Tenant hereunder.

Section 21. Limitation of Liability.

Any liability of Landlord under this Lease shall be limited solely to Landlord's equity in the Building, and in no event shall personal liability be asserted against Landlord in connection with this Lease, nor shall any recourse be had to any other property or assets of Landlord or against any property or assets of any other Indemnified Party. If Landlord shall at any time transfer its interest in the Building or this Lease, Landlord shall be released of any obligations occurring after such transfer, and Tenant shall look solely to Landlord's successors for performance of such obligations.

Section 22. Unrelated Business Income.

If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, as each of the same may be amended, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

Section 23. ERISA.

Tenant represents and warrants that it is not and is not acting on behalf of (i) an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("**ERISA**"), (ii) a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or (iii) an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 2510.3 101 of any such employee benefit plan or plans.

Section 24. Rights Reserved to Landlord.

Landlord shall at all reasonable times have the right to enter the Premises to inspect them, to supply services in accordance with this Lease, to provide maintenance and make repairs and renovations to the Premises or the Project as reasonably deemed necessary by Landlord, and to show the Premises to prospective or actual purchasers or encumbrance holders (or, during the final twelve (12) months of the Lease Term or when an uncured Default exists, to prospective tenants), all without being deemed to have caused an eviction of Tenant and without abatement of Rent except as provided elsewhere in this Lease. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior verbal notice to entry and shall use reasonable efforts to minimize any interference with Tenant's use of the Premises. Without limiting the foregoing, the following rights, exercisable without notice and without affecting any of Tenant's obligations under this Lease, are all reserved by Landlord: (1) to regulate access to telephone, electrical and other utility lines and closets in the Project and to require use of designated contractors for any work involving access to the same; (2) to approve, in its discretion and prior to installation, any

shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Premises; (3) to approve the weight, size, placement and time and manner of movement within the Premises and the Project of any safe or other heavy article of Tenant's personal property, without any liability on account of such approval; (4) make changes to the design and layout of the Project, including, without limitation, changes to driveways, entrances, loading and unloading areas, direction of traffic, landscaped areas and walkways, and parking areas; (5) use or close temporarily the Common Areas and/or other portions of the Project while engaged in making improvements, repairs and alterations to the Building, the Project, or any portion thereof; and (6) perform such other acts and make such other changes with respect to the Project and the Building, as Landlord may, in the exercise of its sole but good-faith business judgment, deem to be appropriate or desirable, including, without limitation, adding additional improvements and one or more additional buildings to the Project.

Section 25. Security Deposit.

Concurrent with its execution of this Lease, Tenant shall deposit with Landlord the Security Deposit. The Security Deposit shall be held by Landlord, without interest, as security for the performance by Tenant of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure of Landlord's damages in the event of a default by Tenant. If at any time during the Lease Term, Tenant fails to pay when due Rent owed by Tenant hereunder (after the expiration of applicable notice and cure periods, if any), then Landlord may at its option apply any portion of the Security Deposit to the payment of such overdue sums. If Tenant defaults under any other obligation of Tenant under this Lease (after the expiration of applicable notice and cure periods, if any), then Landlord, in its sole and absolute discretion, may apply as much of Security Deposit as necessary, to compensate Landlord for loss, cost or damage incurred or sustained by Landlord as the result of such default (including, without limitation, the cost incurred by Landlord to remedy such default and including any interest accrued in connection with any overdue sums). If any portion of the Security Deposit is applied by Landlord as provided herein, Tenant shall, upon demand, remit to Landlord an amount sufficient to restore the Security Deposit to its original amount. Tenant's failure to remit such amount within ten (10) days of demand shall constitute an Event of Default under this Lease. Landlord shall remit to Tenant any balance of the Security Deposit remaining at the expiration or earlier termination of this Lease. Landlord may comingle the Security Deposit and shall not be required to keep it separate from its general funds.

In the event of the sale or transfer of Landlord's interest in the Building, Landlord shall transfer the Security Deposit to such purchaser (by a credit to the purchase price or otherwise), in which event Tenant shall look only to the new landlord for the return of the Security Deposit, and Landlord shall thereupon be released from all liability to Tenant for the return of the Security Deposit.

Tenant hereby waives the provision of any Governmental Regulation now in force or that become in force after the date of execution of this Lease, that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy any defaults in the payment of Rent, to repair damage caused by Tenant, or to clean the Premises. Without limiting the foregoing, Landlord and Tenant agree that Landlord, in addition, may claim those sums reasonably necessary to compensate Landlord for any other foreseeable or unforeseeable loss or

damage (including, without limitation, loss of future rent) caused by the acts or omission of Tenant or Tenant's officers, agents, employees, independent contractors, or invitees.

Section 26. Other Matters.

26.1 Captions.

Captions of this Lease are solely for convenience of reference and shall not in any way limit or amplify the terms and provisions hereof.

26.2 Partial Invalidity.

If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

26.3 Entire Agreement; Amendment.

All understandings and agreements, oral or written, previously made between the parties are merged into this Lease and this Lease fully and completely expresses the agreement between Landlord and Tenant. Tenant expressly agrees and acknowledges that neither Landlord nor any other Indemnified Party has made any representations or warranties concerning the Premises, the Building or the Project except those expressly set forth in this Lease and Tenant is not relying on any express or implied representation or warranty except those expressly set forth herein. This Lease cannot be amended or modified except by a written instrument executed by Landlord and Tenant.

26.4 Governing Law.

This Lease shall be governed by and construed in accordance with the internal laws of the State of Utah, without regard to its conflicts of law principles.

26.5 Successors and Assigns.

Subject to Section 8 and Section 12, the conditions, covenants and agreements contained in this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (which successors and assigns, include, without limitation, the estate, heirs, executors, administrators, legatees and personal representatives of Tenant, if Tenant is an individual).

26.6 Waiver.

No failure by either party to exercise, or delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of

any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.

26.7 Litigation and Arbitration Costs.

If, on account of any breach or default by Tenant in Tenant's obligations under the terms and conditions of this Lease, it shall become reasonably necessary or appropriate for Landlord to employ or consult with an attorney or collection agency concerning or to enforce or defend any of Landlord's rights or remedies arising under this Lease or to collect any sums due from Tenant, Tenant agrees to pay all reasonable costs and fees so incurred by Landlord, including, without limitation, reasonable attorneys' fees and costs, including the fees, costs and disbursements of consultants, professionals, paralegals, whether at trial, appeal and/or in bankruptcy court, all of which will be deemed to have accrued on the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment. To the fullest extent permitted by law, such fees, costs and disbursements will be based upon the actual and reasonable fees, costs and disbursements incurred and not by reference to the amount in controversy. In the event of any litigation or arbitration between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the unsuccessful party to such litigation or arbitration shall pay to the successful party all costs and expenses, including reasonable attorneys' fees, taxable and non-taxable costs and disbursements including the fees and disbursements of consultants, professionals and paralegals incurred by the non-breaching party in enforcing the other party's obligations, whether or not a legal action is commenced, including the costs of preparing and presenting default notices, demand letters and similar non-judicial enforcement activities incurred by the successful party therein.

26.8 Counterparts.

This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

26.9 Modifications to Lease.

If, in connection with Landlord's obtaining financing for the Project, the proposed lender shall request reasonable modification of this Lease as a condition of such financing, Tenant shall not unreasonably withhold, condition or delay its agreement to such modifications so long as such modifications do not materially increase the obligations or materially and adversely affect the rights of Tenant under this Lease.

26.10 Time of the Essence.

Time is of the essence of each provision of this Lease.

26.11 No Presumption Against Drafter.

Landlord and Tenant understand, agree, and acknowledge that this Lease has been freely negotiated by both parties; and in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there

shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

26.12 Access Controls.

Landlord may from time to time establish controls for the purpose of regulating access to and use of the Project; provided, however, Landlord does not warrant the efficacy of any such controls or any personnel, services, procedures or equipment employed to implement such control and Landlord shall not be responsible or liable in any manner for failure of any such personnel, services, procedures or equipment to prevent or control, or apprehend anyone suspected of, personal injury or property damage in, on or around the Project. Tenant shall abide by all such controls so established.

26.13 WAIVER OF TRIAL BY JURY.

UNLESS PROHIBITED BY LAW, EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN THE DISTRICT WHERE THE PROJECT IS LOCATED, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

26.14 Areas Excluded From Demise.

The exterior walls of the Premises and the area beneath the finished floor of the Premises as well as the area above the finished ceiling level of the Premises are not demised hereunder, and the use thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wires, plumbing, electrical and other systems as well as structural elements leading through or a part of the Premises in locations that will not materially interfere with Tenant's use thereof, are hereby reserved unto Landlord.

26.15 Rubbish.

No trash or garbage shall be stored in the Premises for in excess of twenty-four (24) hours and all trash or garbage shall be disposed of in containers or areas designated from time to time by Landlord. Tenant shall separate all recyclable items to the extent reasonably practical taking into account the cost so as to comply with any recycling efforts which may be undertaken from time to time by applicable governmental authorities, by the Landlord with respect to the Project or by the provider of the trash removal services.

26.16 Due Authorization.

Tenant hereby covenants, warrants and represents that: (1) the individual executing this Lease on its behalf is duly authorized to execute and deliver this Lease in accordance with the organizational documents of Tenant; (2) this Lease is binding upon Tenant; (3) Tenant is duly organized and legally existing in the state of its organization, and is qualified

to do business in the state in which the Project is located; and (4) the execution and delivery of this Lease by Tenant will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which Tenant is a party or by which Tenant may be bound. Landlord hereby covenants, warrants and represents that: (a) the individual executing this Lease on its behalf is duly authorized to execute and deliver this Lease in accordance with the organizational documents of Landlord; (b) this Lease is binding upon Landlord; (c) Landlord is duly organized and legally existing in the state of its organization, and is qualified to do business in the state in which the Project is located; and (d) the execution and delivery of this Lease by Landlord will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which Landlord is a party or by which Landlord may be bound.

26.17 Force Majeure.

Both Landlord and Tenant shall be excused from performing their obligations or undertakings provided in this Lease, in the event, but only so long as the performance of any such obligations are prevented or delayed, retarded or hindered by an event of Force Majeure. In no event, however, shall a lack of money be grounds for Force Majeure, and in no event shall a Force Majeure excuse any failure by Tenant to make timely payments of Rent due under this Lease.

26.18 No Recording.

Neither this Lease nor any memorandum thereof shall be recorded in any public records.

26.19 OFAC Compliance.

Neither Tenant nor any of its affiliates, nor to its knowledge Tenant's broker acting in any capacity in connection with the transactions contemplated by this Lease, is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department's OFAC list of prohibited countries, territories, "specifically designated nationals or "blocked person" (each a "**Prohibited Person**") (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism"; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes,

(iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes. Tenant shall provide documentary and other evidence of Tenant's identity and ownership as may be reasonably requested by Landlord at any time to enable Landlord to verify Tenant's identity or to comply with any legal request.

26.20 Confidentiality.

Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord's relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or other portion of the Project, or real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose on a confidential basis the terms to prospective subtenants or assignees under this Lease. The failure to fully comply with this Section 26.20 shall be deemed an Event of Default.

Section 27. Right of First Refusal.

Subject to the terms and conditions set forth in this Section 27, Tenant shall have a one-time right of first refusal to lease space that becomes available on the third (3rd) floor of the Building during the Lease Term (the "**ROFR Space**"). If at any time during the Lease Term, Landlord shall receive a bona fide offer (the "**Offer**") from any third party (excluding the existing tenant or subtenant in the space) to lease the ROFR Space, which Offer Landlord is prepared to accept, Landlord shall notify Tenant (the "**Right of First Refusal Notice**") of such Offer. The Right of First Refusal Notice shall specify: (i) the location and approximate rentable area of the ROFR Space; (ii) the date upon which the ROFR Space is anticipated to be available for delivery; (iii) the annual rate of base rent per square foot of rentable area for the ROFR Space, including all fixed and/or indexed adjustments to such rate; (iv) the applicable base year(s), if any; (v) the proposed lease term for the ROFR Space; and (vi) all other material economic terms in the Offer. Tenant shall have the right (the "**Right of First Refusal**"), exercisable by Tenant within five (5) days after Tenant's receipt of the Right of First Refusal Notice, time being of the essence, to agree in writing to lease the ROFR Space on the terms and conditions set forth in the Right of First Refusal Notice. Should Tenant fail to properly exercise the Right of First Refusal in writing within five (5) days after receipt of the Right of First Refusal Notice, then Landlord shall be free to lease the ROFR Space to the offering third party.

27.1 Amendment to Lease.

If Tenant leases the ROFR Space pursuant to this Section 27, Landlord shall prepare and Tenant shall promptly execute an amendment to this Lease to add the ROFR Space to the Premises upon the terms specified in the Right of First Refusal Notice, and otherwise on the terms and conditions set forth herein, and modify the applicable provisions of this Lease, including items in the Basic Lease Information such as the Base Rent, the Premises square footage, and Tenant's Pro Rata Share.

27.2 General Provisions.

The following general provisions apply to the Right of First Refusal:

(A) Notwithstanding anything to the contrary contained herein, Tenant's exercise of the Right of First Refusal shall, at Landlord's election, be null and void if (i) Tenant is in Default under this Lease, or an event has occurred which with the giving of notice or the passage of time, or both, would constitute a Default, at the time of exercise of the Right of First Refusal, or (ii) Landlord has given Tenant two (2) or more notices respecting a default during the twelve (12) month period immediately preceding Tenant's exercise of the Right of First Refusal, whether or not the default is subsequently cured, or (iii) Late Charge(s) have become payable pursuant to Section 2.6 of this Lease three (3) or more times during the twenty-four (24) month period immediately preceding Tenant's exercise of the Right of First Refusal, or (iv) at the time Tenant exercises the Right of First Refusal, the net worth of Tenant, determined in accordance with generally accepted accounting principles, is less than eighty percent (80%) of the net worth of Tenant at the time Tenant executed this Lease.

(B) If this Lease shall terminate for any reason, then immediately upon such termination, the Right of First Refusal shall simultaneously terminate and become null and void.

(C) The Right of First Refusal is personal to, and may be exercised only by, the original named Tenant under this Lease, and shall remain in effect only so long as the original Tenant named herein continues to occupy the entire Premises. No assignee or subtenant shall have any right to exercise the Right of First Refusal, and the original Tenant named herein shall have no right to exercise the Right of First Refusal on behalf of any assignee or subtenant. If the original Tenant named herein shall assign this Lease or sublet all or any portion of the Premises, then effective upon such assignment or subletting, Tenant's right to exercise the Right of First Refusal shall simultaneously terminate and be of no further force or effect.

Section 28. Right of First Offer.

28.1 First Offer Space.

Subject to the terms and conditions set forth in this Section 28, Tenant shall have a one-time right of first offer ("**Right of First Offer**") to lease the portion of the 4th floor of the Building adjacent to the Premises commonly known as Suite 400, consisting of approximately 20,234 rentable square feet (the "**First Offer Space**"), if and when the First Offer Space becomes available for lease to third parties. For purposes of this Section 28, the First Offer Space shall be "available for lease to third parties" if the space has been leased to a third party and thereafter becomes available (i.e. the Right of First Offer does not apply to all or any portion of the First Offer Space that is vacant on the Lease Date), and: (i) Landlord is free to lease such space to the general public, unencumbered by any renewal rights, expansion rights, rights of first offer or other similar rights of other tenants in the Building, and (ii) Landlord intends to market the First Offer Space to the general public (i.e., the First Offer Space will not be occupied by Landlord or Landlord's property manager, or by the existing tenant or subtenant of the First Offer Space, whether or not the extension of the existing tenant or subtenant is pursuant to an express written provision in such tenant's lease and without regard to whether such renewal is

characterized by the parties thereto as a "renewal" or as a "new lease") (all of the foregoing are herein referred to as "**Superior Rights**"). Landlord shall have no obligation to offer the First Offer Space to Tenant, and Tenant shall have no right to lease the First Offer Space pursuant to this Section, until all of the Superior Rights have expired or are otherwise terminated. Nothing contained in this Section 28 shall be deemed to impose any obligation on Landlord to refrain from negotiating with the existing tenant or subtenant of the First Offer Space in order to make the First Offer Space available to Tenant.

28.2 Terms.

At least four (4) months prior to the date the First Offer Space is scheduled to become available for lease to third parties or promptly after Landlord becomes aware of any earlier availability, Landlord shall give Tenant written notice (the "**First Offer Notice**") that the First Offer Space will or has become available for lease to third parties (as such availability is determined in good faith by Landlord) pursuant to the terms of Tenant's Right of First Offer. (The First Offer Notice may be conditioned on the failure of a holder of Superior Rights to lease the First Offer Space.) The First Offer Notice shall set forth the material terms upon which Landlord is willing to lease the First Offer Space to Tenant, including, but not limited to: (i) the Base Rent, which shall equal Landlord's good faith estimate of the prevailing market rate of the First Offer Space for the proposed term, (ii) the improvements Landlord proposes to install and/or any improvement allowance that Landlord proposes to pay to a tenant in connection with a lease of the First Offer Space, (iii) the anticipated date upon which possession of such First Offer Space will be available; and (iv) such other matters as Landlord may wish to include as proposed terms.

28.3 Procedure for Acceptance.

Tenant may, not later than seven (7) business days after Landlord gives the First Offer Notice to Tenant (the "**Election Date**"), at its option, deliver written notice to Landlord ("**Tenant's Election Notice**") electing to lease the First Offer Space upon the terms set forth in the First Offer Notice. If Tenant does not deliver Tenant's Election Notice on or before the Election Date, Tenant shall have no further rights under this Section 28. Time is of the essence of this provision, and Tenant acknowledges and agrees that Landlord will have no obligation to lease the First Offer Space to Tenant if Tenant does not deliver Tenant's Election Notice within the time specified. Any qualified or conditional acceptance by Tenant of Landlord's First Offer Notice shall be deemed a counteroffer to, and a rejection of, Landlord's First Offer Notice. If Tenant's Election Notice is not a written, unconditional acceptance of Landlord's First Offer Notice, or is not delivered to Landlord by the Election Date, then Tenant's rights under this Section 28 shall automatically terminate, and Landlord shall thereafter be entitled to lease all or any portion of the First Offer Space identified in the First Offer Notice to any person or entity on any terms which may be satisfactory to Landlord, in its sole discretion, including terms and conditions more favorable to such person or entity than the terms and conditions set forth in the First Offer Notice.

28.4 Amendment to Lease.

If Tenant leases First Offer Space pursuant to this Section 28, Landlord shall prepare and Tenant shall promptly execute an amendment to this Lease to add the applicable First Offer Space to the Premises upon the terms specified in the First Offer Notice, and otherwise on the terms and conditions set forth herein, and modify the applicable provisions of this Lease, including items in the Basic Lease Information such as the Base Rent, the Premises square footage, and Tenant's Pro Rata Share.

28.5 General Provisions.

The following general provisions apply to the Right of First Offer:

(A) Notwithstanding anything to the contrary contained herein, Tenant's exercise of the Right of First Offer shall, at Landlord's election, be null and void if (i) Tenant is in Default under this Lease, or an event has occurred which with the giving of notice or the passage of time, or both, would constitute a Default, at the time of exercise of the Right of First Offer, or (ii) Landlord has given Tenant two (2) or more notices respecting a default during the twelve (12) month period immediately preceding Tenant's exercise of the Right of First Offer, whether or not the default is subsequently cured, or (iii) Late Charge(s) have become payable pursuant to Section 2.6 of this Lease three (3) or more times during the twenty-four (24) month period immediately preceding Tenant's exercise of the Right of First Offer, or (iv) at the time Tenant exercises the Right of First Offer, the net worth of Tenant, determined in accordance with generally accepted accounting principles, is less than eighty percent (80%) of the net worth of Tenant at the time Tenant executed this Lease.

(B) If this Lease shall terminate for any reason, then immediately upon such termination, the Right of First Offer shall simultaneously terminate and become null and void.

(C) Tenant's right to lease the First Offer Space pursuant to this Section 28 is personal to, and may be exercised only by, the original named Tenant under this Lease, and shall remain in effect only so long as the original Tenant named herein continues to occupy the entire Premises. No assignee or subtenant shall have any right to exercise the Right of First Offer, and the original Tenant named herein shall have no right to exercise the Right of First Offer on behalf of any assignee or subtenant. If the original Tenant named herein shall assign this Lease or sublet all or any portion of the Premises, then effective upon such assignment or subletting, Tenant's right to exercise the Right of First Offer shall simultaneously terminate and be of no further force or effect.

Section 29. Option to Terminate.

29.1 Grant of Termination Option.

Subject to the terms and conditions contained herein, Tenant shall have a one-time option (the "**Termination Option**") to terminate this Lease with respect to the entire Premises at the end of the sixty-ninth (69th) full calendar month following the Commencement Date (the "**Early Termination Date**"). The Termination Option must be exercised by Tenant giving Landlord unconditional and irrevocable written notice ("**Termination Notice**") thereof no later than

twelve (12) full calendar months prior to the Early Termination Date, time being of the essence. If Tenant elects to so terminate this Lease, Tenant shall pay to Landlord, not less than ninety (90) days prior to the Early Termination Date, a termination fee (the "**Termination Fee**") equal to the sum of (i) the total amount of the unamortized Construction Allowance (as defined in Exhibit D) paid by Landlord pursuant to this Lease over the Lease Term, excluding any extensions), (ii) the total amount of the unamortized leasing commissions paid and/or payable by Landlord pursuant to Landlord's commission agreement with Landlord's Broker and Tenant's Broker over the Lease Term, excluding any extensions), and (iii) unamortized free rent. For purposes of calculating the Termination Fee, the amounts to be amortized shall be amortized over ninety-one (91) months on a straight-line basis, with interest at a rate of eight percent (8%) per annum. The effectiveness of Tenant's exercise of the Termination Option is conditioned upon Tenant's payment of the Termination Fee to Landlord simultaneously with delivery of the Termination Notice to Landlord. If Tenant fails to pay the Termination Fee to Landlord at the time of delivery of the Termination Notice to Landlord, Tenant's exercise of the Termination Option shall be null and void, and this Lease shall continue in full force and effect.

29.2 General Provisions.

The following general provisions apply to the Termination Option:

(A) Notwithstanding anything to the contrary contained herein, Tenant's exercise of the Termination Option shall, at Landlord's election, be null and void if Tenant is in Default under this Lease, or an event has occurred which with the giving of notice or the passage of time, or both, would constitute a Default, on the date of Landlord's receipt of the Termination Notice or at any time thereafter prior to the Early Termination Date. Tenant's exercise of the Termination Option shall not operate to cure any breach of this Lease by Tenant, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of a default by Tenant. If Tenant shall breach this Lease following payment of the Termination Fee to Landlord, Landlord shall be entitled to retain the Termination Fee as additional security for Tenant's performance of its obligations under this Lease and such sum shall be treated in the manner described in Section 25 of the Lease.

(B) If Tenant exercises the Termination Option and pays the Termination Fee as provided above, Tenant shall surrender the Premises in the condition required pursuant to Section 14 of the Lease on or before the Early Termination Date. If Tenant fails to so vacate and surrender possession of the Premises on the Early Termination Date, the provisions of Section 16 of the Lease shall apply to Tenant's continued occupancy of the Premises.

(C) If Tenant shall fail to timely exercise the Termination Option, the Termination Option shall expire and be of no further force and effect.

(D) The Termination Option is personal to, and may be exercised only by, the original Tenant named under this Lease, and shall remain in effect only so long as the original Tenant named herein continues to occupy the entire Premises. No assignee or subtenant shall have any right to exercise the Termination Option, and the original Tenant named herein shall have no right to exercise the Termination Option on behalf of any assignee or subtenant. If the original Tenant named herein shall assign this Lease or sublet all or any portion of the Premises,

then effective upon such assignment or subletting. Tenant's right to exercise the Termination Option shall simultaneously terminate and by of no further force or effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Lease as of the day and year first above written.

LANDLORD:

MOUNTAIN VIEW BUSINESS CENTER, LLC, a Delaware limited liability company

By: MIG Real Estate, LLC, a Delaware limited liability company, its Manager

By: MIG Real Estate Services, LLC, a Delaware limited liability company, its Agent

DocuSigned by:

By: Greg Merage
8FE4234597E9495

Name: Greg Merage

Its: CEO

TENANT:

FINWISE BANCORP a Utah corporation.

By: Dawn M. Cannon

Name: Dawn M. Cannon

Title: EVP & COO

EXHIBIT A

FLOOR PLAN OF THE PREMISES

First Floor



Second Floor



THIS EXHIBIT IS DIAGRAMMATIC ONLY, IS INTENDED ONLY TO SHOW THE GENERAL LOCATION OF THE ITEMS DESIGNATED, AND IS NOT INTENDED TO SHOW THE EXACT LINES OF THE PREMISES OR THE EXACT DIMENSIONS OR CONFIGURATION OF THE PROJECT OR ANY PART THEREOF. FURTHER, REFERENCES TO TENANT NAMES ON THIS EXHIBIT SHALL IN NO MANNER CONSTITUTE ANY KIND OF REPRESENTATION OR WARRANTY AS TO PRESENT OR FUTURE OCCUPANCY OF SPACES AT THE PROJECT BY SUCH TENANTS.

EXHIBIT B

RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building and the Project (including, without limitation, to the parking areas associated therewith):

1. Tenant shall not: (i) make or permit any objectionable or unpleasant noises or odors in the Project, or otherwise interfere in any way with other tenants, or (ii) solicit business or distribute in any portion of the Project any promotional materials; or (iii) conduct any activities that might constitute a nuisance.

2. No animals, except service animals, shall be brought into the Project.

3. Corridor doors shall be kept closed when not in use. Sidewalks, doorways, vestibules, halls, stairways and similar areas shall not be obstructed or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish or material of any nature shall be placed those areas. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the customary manner of trash disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord. Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas designated such purposes.

4. Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no trash or other unsuitable material shall be placed therein. Damage to any such fixtures or appliances from misuse by Tenant, its agents, employees or invitees, shall be paid for by Tenant.

5. No nails, hooks or screws shall be inserted into any part of the Premises without Landlord's approval.

6. Tenant shall not place any additional lock(s) on any door in the Premises or Building without Landlord's prior written consent. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys shall be returned to Landlord upon termination of this Lease. Tenant assumes all responsibility for protecting its Premises from theft.

7. All contractors, contractor's representatives, and installation technicians performing work in the Building shall be subject to Landlord's prior approval and shall be required to comply with Landlord's construction rules, regulations, policies and procedures, including, without limitation, close-out requirements, as the same may be revised from time to time.

8. Movement in or out of the Project of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials that require the use of elevators, stairways, lobby areas or loading dock areas shall be restricted to hours designated by Landlord. Landlord may prohibit any article, equipment or any other item from being brought into the Project. Tenant is to assume all risk for damage to articles moved and injury to any persons resulting from such activity. Tenant shall not suffer or permit anything in or around the Premises or Project that causes excessive vibration or floor loading in any part of the Project. If any equipment, property,

and/or personnel of Landlord or of any other tenant is damaged or injured as a result of or in connection with any of the foregoing activities. Tenant shall be solely liable for any and all damage or loss resulting therefrom.

9. No inflammable, explosive or dangerous fluid or substance shall be used or kept by Tenant in the Premises or Project.

10. Tenant shall not use or occupy the Premises in any manner or for any purpose which would injure the reputation or impair the present or future value of the Premises or the Building or Project; without limiting the foregoing, Tenant shall not use or permit the Premises or any portion thereof to be used for lodging, sleeping or for any illegal purpose. Landlord reserves the right to exclude or expel from the Project any person who, in Landlord's judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the rules and regulations of the Project.

11. Tenant shall not use more than its proportionate share of telephone lines available to the Building.

12. Tenant shall not use any method of heating or air conditioning other than as provided by Landlord. Tenant shall not operate or maintain in the Premises or any other area of the Building or Project, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Building. No cooking shall be permitted in the Premises except the use of U/L approved equipment for brewing coffee, tea, and similar beverages, and the use of a U/L approved microwave oven for employee use, provided that such equipment and use are in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

13. Tenant shall not install, maintain or operate any vending machines or similar machines upon the Premises without Landlord's written consent, which may be withheld in its sole and absolute discretion.

14. Without Landlord's prior written consent, Tenant shall not use the name of the Building or Project in promoting the business of Tenant except as Tenant's address, and Landlord shall have the right to change the name of the Building or Project from time to time.

15. No Tenant, employee or invitee shall go upon the roof of the Building. Tenant shall not install any radio or television antenna, or other devices on the roof or exterior walls of the Building. Tenant shall carry out Tenant's permitted Alterations in the Premises only during times approved by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

16. At no time shall Tenant permit Tenant's agents, employees, contractors or invitees to smoke in any Common Areas unless in a designated smoking area, or allow any smoke to emanate into the Common Areas or any other tenant's premises. The Building is currently designated as a non-smoking building.

17. Tenant shall observe Landlord's rules with respect to maintaining standard window coverings at all windows in the Premises so that the Building presents a uniform exterior appearance. Tenant shall ensure that to the extent reasonably practicable, window coverings are closed on all windows in the Premises while they are exposed to the direct rays of the sun.

PARKING RULES AND REGULATIONS

18. Parking areas shall be used only for parking by vehicles no longer than full size, passenger automobiles.

19. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or any Tenant Party to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities.

20. Any parking stickers or identification devices issued shall be the property of Landlord and be returned to Landlord by the holder thereon upon termination of the holder's parking privileges. Tenant will pay such replacement charge as is reasonably established by Landlord for the loss of such devices.

21. Landlord reserves the right to refuse the sale of monthly identification devices to any person or entity that willfully refuses to comply with the applicable rules, regulations, laws and/or agreements.

22. Landlord reserves the right to relocate all or a part of parking spaces from floor to floor, within one floor, and/or to reasonably adjacent offsite locations and to reasonably allocate them between compact and standard size spaces, as long as the same complies with applicable Governmental Regulations.

23. Users of the parking areas will obey all posted signs and park only in the areas designated for vehicle parking.

24. Unless otherwise instructed, every person using the parking areas is required to park and lock his own vehicle. Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking areas.

25. Validation, if established, will be permissible only by such method or methods as Landlord and/or its operator may establish at rates generally applicable to visitor parking.

26. The maintenance, washing, waxing or cleaning of vehicles in the parking areas or other Common Areas is prohibited, except as approved by Landlord in its sole and absolute discretion.

27. Tenant shall be responsible for seeing that all Tenant Parties comply with the applicable parking rules, regulations, laws and agreements.

28. Such parking use as is herein provided is intended merely as a license only and no bailment is intended or shall be created hereby.

Landlord reserves the right to rescind any of these Rules and Regulations and to make future Rules and Regulations as, in its judgment, may from time to time be needed for safety, comfort, security, care and cleanliness of the Project. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted. Landlord reserves the right to charge as Additional Rent to Tenant any extra costs incurred by Landlord as a result of Tenant's violation of these Rules and Regulations.

EXHIBIT C

SERVICES

LANDLORD SERVICES.

Subject to Sections 5.1, 6 and 7 of the Lease, Landlord shall (subject to reimbursement as part of the Expenses) in a manner and to the extent reasonably deemed by Landlord to be standard for buildings of similar class, size, age and location, furnish the services provide the following services:

(A) HVAC. Landlord shall furnish the Premises during the hours of 7:00 a.m. to 6:00 p.m., Monday through Friday, and 9:00 a.m. to 2:00 p.m. Saturday (in each case, generally recognized holidays excepted) ("**Building Business Hours**") with heating, ventilation and air conditioning required in Landlord's judgment for the use and occupation of the Premises for general office purposes during such Building Business Hours. After-hours HVAC usage shall be billed directly to Tenant as an Additional Rent at market rate, (which is currently at Twenty-Six Dollars ($26.00) per hour and is subject to change).

(B) Electricity. Landlord shall furnish the Premises with electric current as required for Building standard lighting and fractional horsepower office machines; provided, however, that without Landlord's consent, Tenant shall not install, or permit the installation, in the Premises of any computers, word processors, electronic data processing equipment or other type of equipment or machines that will increase Tenant's use of electric current in excess of that which Landlord is obligated to provide hereunder (provided, however, that the foregoing shall not preclude the use of personal computers or similar office equipment). Tenant shall purchase all non-standard light bulbs, fluorescent tubes, ballasts, or starters used in the Premises from Landlord. Tenant covenants that at all times its use of electric current shall never exceed the capacity of the feeders, risers or electrical installations of the Building.

(C) Water. Landlord shall furnish the Premises with water for standard office use. To the extent Tenant needs water for any other purpose and such purpose is approved by Landlord or to the extent Tenant otherwise requests water in excess of amounts standard for buildings of similar class, size, age and location to the Building and such request is approved by Landlord, Tenant shall pay, as Additional Rent, the cost for such water at rates fixed by Landlord. Tenant shall not permit or cause water to be wasted.

(D) Janitorial. Landlord shall furnish the office spaces within the Premises (and not any lunch rooms, computer or data rooms, conference rooms or non-standard improvements) with interior janitorial service five (5) times per week (except holidays) at such times and on such days as reasonably determined Landlord, which janitorial service shall be limited to refuse removal, light vacuuming as needed, and dusting and general cleanup as needed. To the extent Tenant requests janitorial service for any of its lunch rooms, computer or data rooms, conference rooms or non-standard improvements and such service is approved by Landlord, Tenant shall pay, as Additional Rent, the cost for such service at rates fixed by Landlord.

(E) Elevator. Landlord shall furnish passenger elevator service to Tenant in common with other tenants of the Building. Landlord may provide limited passenger service (such as by requiring an access key card) after business hours, during weekends and during holidays.

(F) Parking. Tenant shall have the rights to parking to the extent set forth in Section 1.1(O) of the Lease. The use by Tenant and any Tenant Party of the parking areas shall be on the terms and conditions established by Landlord or the operator of the parking areas from time to time. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or any Tenant Party to be loaded, unloaded or parked in areas other than those designated for such activities by Landlord. If Tenant permits or allows any of the prohibited activities, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable upon demand. Landlord may delegate its responsibilities hereunder to a parking operator, in which case such parking operator shall have all the rights of control attributed hereby to Landlord, and Tenant acknowledges that in such event, Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Use of the parking areas is at the sole risk of the users of such areas, and Landlord assumes no liability for personal injury, theft or property damage, or any other loss occurring during, as a result of, or in connection with such use. Landlord shall have no liability whatsoever to Tenant or any Tenant Party or any other person for any property damage to vehicles or their contents and/or personal injury that might occur as a result of or in connection with the parking of vehicles in or about the Project. Without limiting the provisions of Section 13 of the Lease, Tenant shall indemnify, defend (with counse reasonably acceptable to Landlord) and hold Landlord harmless from and against any and a Claims that arise out of the use of the parking areas by Tenant and any Tenant Party.

SPECIAL SERVICES.

If Landlord provides water, electricity, trash removal, cleaning and/or other services or utilities to Tenant (including, without limitation, any additional heating, ventilation and air conditioning, water, cleaning or other services) beyond such standard services listed above, or at times other than during Building Business Hours, Tenant shall pay Landlord's reasonable charge for such special services and utilities as Additional Rent. Without limiting the foregoing, if Tenant shall require heating, ventilation or air conditioning in excess of that which Landlord shall be required to provide hereunder, Landlord may provide such additional heating, ventilation or air conditioning at such rates and upon such additional conditions (and upon reasonable notice) as shall be determined by Landlord from time to time. Additionally, Landlord shall have the right, at Tenant's sole cost and expense, to install separate metering for electricity, water, gas or other utilities to the Premises or to separately charge Tenant for any quantity of such utilities consumed by Tenant beyond the amounts customarily consumed by office tenants in the Project as reasonably determined by Landlord. Landlord may also charge Tenant for costs of sanitary sewer or trash removal occasioned by Tenant's excessive consumption of such services. All such charges shall be reasonably determined by Landlord and promptly paid by Tenant to Landlord as Additional Rent.

DIRECT SERVICES.

Tenant shall arrange for telephone and internet service, and other utilities (except for provided above) in the Premises directly with the service provider selected by Landlord to provide such services to the Project. Tenant shall pay directly to such provider, as and when due, all of the costs related to such installation and service. Tenant's use of any such services in the Premises shall not exceed that which Landlord deems to be standard for the Building or the Project.

EXHIBIT D

WORK LETTER

TENANT IMPROVEMENT WORK LETTER

This Tenant Improvement Work Letter (this "**Work Letter**") is attached to and forms a part of the Lease Agreement dated June___, 2021 (the "**Lease**"), by and between MOUNTAIN VIEW BUSINESS CENTER, LLC, a Delaware limited liability company ("**Landlord**") and FINWISE BANCORP, a Utah corporation ("**Tenant**"), pertaining to certain premises located at 756 East Winchester, Murray, Utah 84107. Except where clearly inconsistent or inapplicable, the provisions of the Lease are incorporated into this Work Letter, and capitalized terms used without being defined in this Work Letter shall have the meanings given them in the Lease.

The purpose of this Work Letter is to set forth the respective responsibilities of Landlord and Tenant with respect to the design and construction of all alterations, additions and improvements that Tenant may deem necessary or appropriate to prepare the Premises for occupancy by Tenant under the Lease. Such alterations, additions and improvements to the Premises are referred to in this Work Letter as the "**Tenant Improvements**," and the work of constructing the Tenant Improvements is referred to as the "**Tenant Improvement Work.**"

Landlord and Tenant agree as follows:

1. General.

1.1 Tenant is solely responsible for designing the Tenant Improvements and performing the Tenant Improvement Work (subject to Landlord's rights of review and approval set forth in this Work Letter).

1.2 Landlord's sole interest in reviewing and approving the Construction Drawings (as hereinafter defined) is to protect the Building and Landlord's interests, and no such review or approval by Landlord shall be deemed to create any liability of any kind on the part of Landlord, or constitute a representation on the part of Landlord or any person consulted by Landlord in connection with such review and approval that the Space Plans or Final Working Drawings are correct or accurate, or are in compliance with any applicable Laws.

1.3 Landlord shall contribute (subject to the terms and conditions set forth in this Work Letter) the amount specified in Section 4.1 below as the "**Construction Allowance**," toward the costs of performing the Tenant Improvement Work.

1.4 Tenant shall be responsible for all costs of designing the Tenant Improvements and performing the Tenant Improvement Work to the extent such costs exceed the Construction Allowance.

1.5 On reasonable prior notice, Landlord will permit Tenant and Tenant's Agents (as defined below) to enter the Premises from time to time prior to the Commencement Date as may be reasonably necessary or appropriate. Tenant shall indemnify, protect, defend and hold Landlord and the other Indemnitees harmless from and against any and all Claims suffered or incurred by the Indemnitees arising from such entry.

1.6 Any default by Tenant under this Work Letter shall constitute a default under the Lease. If a Default occurs under the Lease or a default occurs under this Work Letter at any time on or before the Date of Substantial Completion, then in addition to all other rights and remedies granted to Landlord under the Lease, Landlord shall have the right to withhold payment of all or any portion of the Construction Allowance and/or Landlord may cause Tenant's Contractor to cease construction of the Tenant Improvements and all other obligations of Landlord under this Work Letter shall be suspended until such time as the default is cured.

1.7 If the Building and/or the Premises is damaged by fire or other casualty prior to the Commencement Date, the Commencement Date shall be deemed to have occurred as of the date of the casualty, and the rights and obligations of the parties shall be governed by Section 21 of the Lease.

1.8 The "**Date of Substantial Completion**" shall mean the date on which the Tenant Improvements are substantially complete, except for finishing details, decorative items, minor omissions, mechanical adjustments, and similar items of the type customarily found in an architectural punchlist, and Tenant may legally occupy the Premises.

2. Design and Approval of the Tenant Improvements.

2.1 Selection of Tenant's Architect; Construction Drawings.

(a) Tenant shall retain an architect/space planner ("**Tenant's Architect**") to prepare the Construction Drawings. Tenant's Architect shall be subject to the written approval of Landlord, which approval will not be unreasonably withheld or delayed. Tenant shall retain engineering consultants designated by Landlord (the "**Engineers**") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety and sprinkler work, if any, in the Premises in connection with the Tenant Improvements. The plans and drawings to be prepared by Tenant's Architect and the Engineers hereunder shall be known, collectively, as the "**Construction Drawings.**"

(b) All Construction Drawings shall be subject to Landlord's approval, which approval shall not be unreasonably withheld or delayed. If available, Landlord shall supply Tenant with a set of drawings of the Building which Tenant may use in connection with the preparation of the Construction Drawings, but Tenant agrees that Landlord shall have no liability for the completeness or accuracy thereof, and Tenant's Architect shall be responsible for performing all necessary field measurements and confirming the completeness and accuracy of such drawings, as well as the physical limitations of the Building Systems.

2.2 Space Plans. Prior to drafting any Construction Drawings, Tenant shall furnish Landlord with Tenant's final space plans for the Premises ("**Space Plans**"). The Space Plans shall show locations of all proposed improvements, including partitions, cabinetry, equipment and fixtures, shall identify materials and finishes by location, and shall specify the location of any proposed structural floor penetrations or reinforcements, the location and extent of floor loading in excess of Building capacity, if any, any special HVAC requirements, the location and description of any special plumbing requirements, and any special electrical requirements. In addition, the Space Plans shall show telephone and telecommunications

facilities, and computer and electronic data facilities. Landlord shall approve or disapprove the Space Plans by written notice given to Tenant within ten (10) business days after receipt of the Space Plans. Landlord shall not unreasonably withhold its approval of the Space Plans, provided that, without limiting the generality of the foregoing, Landlord shall be entitled to withhold its approval of the Space Plans if, in Landlord's good faith judgment, the proposed improvements depicted on the Space Plans: (a) do not comply with applicable Laws; (b) are not consistent with the quality and character of the Building; (c) are likely to adversely affect the Building Systems, the structure of the Building or the safety of the Building and/or its occupants; (d) are likely to impair Landlord's ability to furnish services to Tenant or other tenants in the Building; (e) could or would materially increase the cost of operating the Building; (f) improperly contain or use Hazardous Materials; (g) would adversely affect the appearance of the Building or the marketability of the Premises to subsequent tenants; (h) would adversely affect another tenant's premises or such other tenant's use and enjoyment of such premises; (i) are prohibited by any ground lease affecting the Building, any private restrictions or any mortgage, trust deed or other instrument encumbering the Building; (j) are likely to be substantially delayed because of availability or shortage of labor or materials necessary to perform such work or the difficulties or unusual nature of such work; or (k) are not, at a minimum, in accordance with Landlord's building standards, the Construction Rules and Regulations, the Building's Sustainability Practices or Green Building Standards. Landlord may withhold its approval of the Space Plans if any one or more of the foregoing situations exist; provided, however, that the foregoing reasons shall not be the only reasons for which Landlord may withhold its approval, whether such other reasons are similar or dissimilar to the foregoing. If Tenant's proposed interior partitioning or other aspects of the Tenant Improvement Work will, in Landlord's good faith judgment, require changes or alterations in the fire protection sprinkler system, HVAC system or other Building Systems outside of the Premises, and Landlord approves such changes or alterations, such changes or alterations outside the Premises shall be made by Landlord, at Tenant's expense. If Landlord disapproves the Space Plans, Landlord shall return the Space Plans to Tenant with a statement of Landlord's reasons for disapproval, or specifying any required corrections and/or revisions. Landlord shall approve or disapprove of any revisions to the Space Plans by written notice given to Tenant within five (5) business days after receipt of such revisions. This procedure shall be repeated until Landlord approves the Space Plans.

2.3 Final Working Drawings. Following Landlord's approval of the Space Plans, Tenant shall cause Tenant's Architect and the Engineers to prepare and submit for Landlord's approval complete and detailed construction plans and specifications, including a fully coordinated set of architectural, structural, mechanical, electrical, plumbing, HVAC, life safety and sprinkler working drawings for the Tenant Improvement Work, in a form which is sufficiently complete to permit subcontractors to bid on the work (the "**Final Working Drawings**"). Tenant shall furnish Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall approve or disapprove of the Final Working Drawings by giving written notice to Tenant within ten (10) business days after receipt thereof. Landlord shall not unreasonably withhold or delay its approval of the Final Working Drawings, provided that, without limiting the generality of the foregoing, Landlord shall be entitled to withhold its consent to the Final Working Drawings for any of the reasons specified in Section 2.2 above, or if in Landlord's good faith judgment, the Final Working Drawings are inconsistent with, or do not conform to, the Space Plans. If Landlord disapproves the Final Working Drawings, Landlord shall return the Final Working Drawings to Tenant with a statement of Landlord's reasons for

disapproval and/or specifying any required corrections or revisions. Landlord shall approve or disapprove of any such revisions to the Final Working Drawings within five (5) business days after receipt of such revisions. This procedure shall be repeated until Landlord approves the Final Working Drawings (as so approved, the "**Approved Working Drawings**").

3. Construction of Tenant Improvements.

3.1 Contracts with Tenant's Contractor and Subcontractors.

(a) Tenant shall retain a licensed general contractor as the contractor for the construction of the Tenant Improvements ("**Tenant's Contractor**"). Tenant's Contractor must be experienced in the performance of work comparable to the work of the Tenant Improvements in buildings comparable to the Building, and shall be subject to Landlord's prior approval, which approval shall not be unreasonably withheld or delayed. All subcontractors, laborers, materialmen and suppliers used by Tenant (such subcontractors, laborers, materialmen and suppliers, together with Tenant's Contractor, are collectively referred to herein as "**Tenant's Agents**") must be approved in writing by Landlord, which approval shall not be unreasonably withheld; provided, however, that Landlord reserves the right to require that any work to be performed on the life-safety, electrical, plumbing, heating, ventilation, air-conditioning, fire-protection, telecommunications or other Systems serving the Premises (whether such Systems are located within or outside the Premises) be performed by subcontractors specified by Landlord (such work performed by Landlord's designees, "**Landlord's Work**"); and provided further, if Landlord exercises such right of appointment, Landlord shall be liable for and pay or reimburse Tenant any additional costs associated with the use of such agents performing Landlord's Work.

(b) Tenant shall furnish Landlord with true and correct copies of all construction contracts between Tenant and Tenant's Contractor relating to the Tenant Improvement Work, provided that Landlord's review of such contracts shall not relieve Tenant from its obligations under this Work Letter nor shall such review be deemed to constitute Landlord's representation that such contracts comply with the requirements of this Work Letter. All such contracts shall expressly provide that (i) the work to be performed thereunder shall be subject to the terms and conditions of this Work Letter, including, without limitation, that such work shall comply with the Construction Rules and Regulations, the Building's Sustainability Practices and Green Building Standards and (ii) the Tenant Improvement Work (or in the case of a subcontractor, the portion thereof performed by such subcontractor), including all equipment installed as part of the Tenant Improvement Work, shall be warranted in writing to Tenant and Landlord to be free from any defects in workmanship and materials for a period of not less than one (1) year from the Date of Substantial Completion. Tenant agrees to give to Landlord any assignment or other assurances which may be necessary to permit Landlord to directly enforce such warranties (such warranties shall include, without additional charge, the repair of any portion of the Building or Common Areas which may be damaged as a result of the removal or replacement of the defective Tenant Improvements). Tenant shall cause Tenant's Agents to engage only labor that is harmonious and compatible with other labor working in the Building. In the event of any labor disturbance caused by persons employed by Tenant or Tenant's Contractor, Tenant shall immediately take all actions necessary to eliminate such disturbance. If at any time any of Tenant's Agents interferes with any other occupant of the Building, or hinders

or delays any other work of improvement in the Building, or performs any work which may or does impair the quality, integrity or performance of any portion of the Building, including any portions of the Systems, Tenant shall cause such subcontractor, laborer, materialman or supplier to leave the Building and remove all tools, equipment and materials immediately upon written notice delivered to Tenant, and, without limiting Tenant's indemnity obligations set forth in Section 16(a) of the Lease, Tenant shall reimburse Landlord for all costs, expenses, losses or damages incurred or suffered by Landlord resulting from the acts or omissions of Tenant's Agents in or about the Building.

3.2 Permits. Tenant shall obtain all building permits and other permits, authorizations and approvals which may be required in connection with, or to satisfy all Laws applicable to, the construction of the Tenant Improvements in accordance with the Approved Working Drawings (the "**Permits**"). Tenant agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any Permits or the certificate of occupancy for the Premises, and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord will cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such Permit or certificate of occupancy. Any amendments or revisions to the Approved Working Drawings that may be necessary to obtain any such Permits, or which may be required by city officials or inspectors to comply with code rulings or interpretations, shall be prepared by Tenant's Architect, at Tenant's expense (provided that to the extent funds are available, such expense may be reimbursed from the Construction Allowance), and submitted to Landlord for Landlord's review and approval as a Change Order under Section 5 below. If Landlord disapproves of such amendments or revisions, Landlord shall return the same to Tenant with a statement of Landlord's reasons for disapproval, or specifying any required corrections. This procedure shall be repeated until Landlord approves the amendments or revisions and all Permits have been obtained for the Approved Working Drawings, as so amended. Tenant acknowledges and agrees that Tenant, at Tenant's expense (subject to application of the Construction Allowance, to the extent available), is responsible for performing all accessibility and other work required to be performed in connection with the Tenant Improvement Work, including, but not limited to, any "path of travel" or other work outside the Premises; provided, however, that Landlord may elect upon written notice to Tenant, to perform any such work in the Common Areas or elsewhere outside the Premises, at Tenant's expense, and provided further, if Landlord exercises such election Landlord shall be liable for and pay or reimburse Tenant and additional costs associated with such election.

3.3 Commencement of Work. At least ten (10) days prior to the commencement of construction of the Tenant Improvements, or the delivery of any construction materials for the Tenant Improvement Work to the Building, whichever is earlier, Tenant shall submit to Landlord a notice specifying the date Tenant will commence construction of the Tenant Improvements, the estimated Date of Substantial Completion, and the construction schedule provided by Tenant's Contractor. In addition, prior to the commencement of construction of the Tenant Improvements, or the delivery of any construction materials for the Tenant Improvement Work to the Building, whichever is earlier, Tenant shall submit to Landlord the following: (a) all Permits required to commence construction of the Tenant Improvements; (b) a copy of the executed construction contract with Tenant's Contractor, in the form previously approved by Landlord, together with a detailed breakdown, by trade, of the final costs to be incurred, or which have theretofore been incurred, in connection with the design and

construction of the Tenant Improvements, which costs of construction form a basis for the amount of the construction contract; and (c) true and correct copies of all policies of insurance, or original certificates thereof executed by an authorized agent of the insurer or insurers, together with any endorsements referred to in Section 3.5 below, confirming to Landlord's reasonable satisfaction compliance with the insurance requirements of this Work Letter.

3.4 Performance of Work. All work performed by Tenant's Contractor shall: (a) strictly conform to the Approved Working Drawings; (b) comply with all applicable Laws (including building codes), all applicable standards of the American Insurance Association and the National Electrical Code, and all building material manufacturer's specifications; (c) comply with all rules and regulations from time to time adopted by Landlord to govern construction in or about the Building, including the Construction Rules and Regulations; (d) shall be performed in a good and professional manner, consistent with industry standards applicable to Class A office space in Utah, the Building's Sustainability Practices and Green Building Standards; and (e) be performed at such times and in such manner so as not to materially interfere with the occupancy of any other tenant of the Building, the performance of any other work within the Building, or with Landlord's maintenance or operation of the Building. At all times during construction of the Tenant Improvements, Landlord and Landlord's employees and agents shall have the right to enter the Premises to inspect the Tenant Improvement Work, and to require the correction of any faulty work or any material deviation from the Approved Working Drawings. Tenant shall not close-up any Tenant Improvement Work affecting the life safety, telecommunications, heating, ventilation and air conditioning, plumbing, electrical or other Systems in the Premises until the same have been inspected and approved by Landlord's agents. No inspection or approval by Landlord of any such work shall constitute an endorsement thereof or any representation as to the adequacy thereof for any purpose or the conformance thereof with any applicable Laws, and Tenant shall be fully responsible and liable therefor. In addition to the Construction Administration Costs under Section 4.3 below, Tenant shall reimburse Landlord for the cost of any repairs, corrections or restoration which must be made, in Landlord's good faith judgment, to the Premises or any other portion of the Building, if caused by Tenant's Contractor or any other of Tenant's Agents.

3.5 Insurance. At all times during the construction of the Tenant Improvements (and in the case of Products and Completed Operations Coverage, for 5 years following Date of Substantial Completion), in addition to the insurance required to be maintained by Tenant under the Lease, Tenant shall require all of Tenant's Agents to maintain (a) Commercial General Liability Insurance with limits of not less than $2,000,000 for bodily injury and property damage, including personal injury and death, and Contractor's Protective Liability, and Products and Completed Operations Coverage in an amount not less than $1,000,000 per incident; (b) Automobile Liability Insurance with a policy limit of not less than $1,000,000 each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, code 1 "any auto", and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; (c) Worker's Compensation with statutory limits and Employer's Liability Insurance with limits of not less than $500,000 per accident, $500,000 aggregate disease coverage and $100,000 disease coverage per employee. In addition, Tenant shall carry "Builder's Risk" insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, including such extended

coverage endorsements as may be reasonably required by Landlord. Tenant's liability insurance shall be written on an "occurrence" basis and shall name Landlord, the Holder of any Superior Lessor, Superior Mortgagees and Landlord's designated agents as additional insureds (by endorsement reasonably acceptable to Landlord). The "Builder's Risk" insurance shall name Landlord and such other parties as Landlord may specify as the loss payee(s) with respect to all proceeds received therefrom. All of the insurance required to be carried by Tenant hereunder shall provide that it is primary insurance, and not excess over or contributory with any other valid, existing, and applicable insurance in force for or on behalf of Landlord, shall provide that Landlord shall receive thirty (30) days' written notice from the insurer prior to any cancellation or change of coverage, and shall be placed with companies which are rated A-:XIII or better in Best's Key Rating Guide and licensed to business in the State of Utah. All deductibles and self-insured retentions under Tenant's policies are subject to Landlord's reasonable approval, and all insurance maintained by Tenant's Agents shall preclude subrogation claims thereunder by the insurer against Landlord Insureds. Tenant's compliance with the provisions of this Section shall in no way limit Tenant's liability under any of the other provisions of the Lease.

3.6 Liens. Tenant shall keep the Premises and the Building free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to remove any such lien within five (5) days after notice to do so from Landlord, Landlord may, in addition to any other remedies, record a bond and all costs and obligations incurred by Landlord in so doing shall immediately become due and payable by Tenant to Landlord as Additional Rent under the Lease. Landlord shall have the right to post and keep posted on the Premises any notices that may be required or permitted by Laws, or which Landlord may deem to be proper, for the protection of Landlord and the Building from such liens. Promptly following completion of construction, Tenant shall provide Landlord a copy of a final unconditional lien release from Tenant's Contractor and each of Tenant's Agents who performed work or supplied materials for the Tenant Improvements. Upon completion of construction, Tenant shall promptly record a Notice of Completion in accordance with Utah law and provide a copy thereof to Landlord.

4. Responsibility for Design and Construction Costs.

4.1 Construction Allowance. Landlord will contribute to the costs of performing the Tenant Improvement Work, as depicted on the Approved Working Drawings, to the extent of the lesser of (a) One Million Five Hundred Ten Thousand Five Hundred Sixty and 00/100 Dollars ($1,510,560.00) an amount equal to the product of (i) the total rentable area of the Premises multiplied by (ii) Forty and 00/100 Dollars ($40.00) per rentable square foot, in the Premises) or (b) the actual cost for such work (the "**Construction Allowance**"). Tenant shall pay all costs in excess of the Construction Allowance for the design and construction of the Tenant Improvements. Except as otherwise specified in this Work Letter, the Construction Allowance may be applied only to the payment or reimbursement of: (i) the cost of architectural fees and costs, Engineers' fees and costs, and project management fees and costs; (ii) the cost of obtaining Permits and other similar approvals and the costs and expenses incurred by Landlord in connection with coordinating and observing the Tenant Improvement Work, including, without limitation, the Construction Administration Costs (as defined below); and (iii) documented costs of labor and materials incorporated into the Tenant Improvements (excluding all costs of

furnishings, fixtures, equipment, signage and other personal property, including switches, servers, routers and similar data and telecommunications cabling and equipment).

4.2 Disbursement of Construction Allowance. Provided that (a) this Lease is then in full force and effect, (b) Tenant is not then in default of any of its obligations under the Lease, including, without limitation, Tenant's obligations under this Work Letter to perform Tenant Improvement Work in accordance with the Approved Working Drawings and all applicable Laws, and (c) Tenant has commenced business operations in the Premises, Landlord shall pay the Construction Allowance to Tenant, less any amounts deducted therefrom pursuant to Section 4.3 below, within thirty (30) days after satisfactory completion of the Tenant Improvement Work and submission by Tenant of (i) two (2) full sets of blue line "as-built" drawings, together with a CAD disk showing the Tenant Improvements (updated by Tenant's Architect as necessary to reflect all changes made to the Approved Working Drawings during the course of construction), (ii) specification cut sheets for all non-Building standard equipment and lighting, (iii) a written statement from Tenant's Architect that the work described on any such invoices has been completed in accordance with the Approved Working Drawings, (iv) properly executed mechanics' lien releases in form satisfactory to Landlord from all of Tenant's Agents, (v) copies of all Permits, licenses, certificates and other governmental authorizations and approvals necessary in connection with, and indicating final approval of, the Tenant Improvement Work, and which may be necessary for the operation of Tenant's business within the Premises, (vi) a copy of the final air balancing report, (vii) warranties and manuals for all installed equipment, and (viii) a statement of total design and construction fees and costs. Tenant shall submit the documents described in clauses (i) through (viii) above to Landlord within thirty (30) days following the date Tenant commences business operations in the Premises. If Tenant fails to submit the foregoing documentation to Landlord within twelve (12) months after the Commencement Date, Landlord shall have no further obligation to pay the Construction Allowance to Tenant, and Tenant shall be deemed to have waived any rights to receive the same.

4.3 Construction Administration Costs. Tenant shall pay to Landlord (a) a fee in the amount of three percent (3%) of the cost of the Tenant Improvement Work to compensate Landlord for coordinating and observing the Tenant Improvement Work, plus (b) all of Landlord's actual out-of-pocket costs incurred in connection with the Tenant Improvement Work, including, without limitation, all management, engineering, outside consulting and construction fees incurred by or on behalf of Landlord for the review and approval of the Space Plans and Construction Drawings (collectively, the "**Construction Administration Costs**"). Landlord shall be entitled to charge the amount of the Construction Administration Costs against the Construction Allowance required to be contributed by Landlord hereunder, or if funds are not available from the Construction Allowance for such purposes, Tenant will pay such amounts within twenty (20) days following delivery of Landlord's invoice.

5. Change Orders. Landlord will not unreasonably withhold its approval of (a) any request by Tenant, or by Tenant's Contractor with Tenant's approval, to amend or change the Approved Working Drawings, or (b) any change or amendment to the Approved Working Drawings that may be necessary to obtain any Permits, or which may be required by city officials or inspectors to comply with code rulings or interpretations (any of the foregoing, a "**Change Order**"), provided such Change Order does not diminish the quality of construction of the Tenant Improvements. Without limiting the generality of the foregoing, however, Tenant acknowledges that it shall not be unreasonable for Landlord to withhold consent to any Change

Order if any of the circumstances listed in clauses 2.2(a) through 2.2(k) of this Work Letter apply. No material changes or modifications to the Approved Working Drawings shall be made unless by written Change Order signed by Landlord and Tenant. Tenant shall pay all costs attributable to Change Orders, including costs incurred by Landlord in reviewing proposed Change Orders (provided that to the extent funds are available, such costs may be paid or reimbursed from the Construction Allowance).

6. Ownership of Tenant Improvements. The Tenant Improvements shall be deemed, effective upon installation, to be a part of the Premises and the Building and shall be deemed to be the property of Landlord (subject to Tenant's right to use the same during the Term of the Lease), and shall be surrendered at the expiration or earlier termination of the Term, unless Landlord shall have conditioned its approval of the Space Plans, Final Working Drawings or any Change Order on Tenant's agreement to remove any items thereof, in which event, prior to the expiration or termination of the Term, the specified items shall be removed at Tenant's expense, any damage caused by such removal shall be repaired, and the Premises shall be restored to their condition existing prior to the installation of the items in question, normal wear and tear excepted. The removal, repair and restoration described above shall, at Landlord's sole election, be performed either by Tenant or by Landlord; and if such work shall be performed by Landlord, Tenant shall pay to Landlord, within ten (10) days following Landlord's demand, the reasonable cost and expense of such work.

7. Representatives.

7.1 Tenant's Representative. Tenant has designated Dawn Cannon and/or Construction Management Consultants Inc. as its representatives with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter. In the event of a disagreement between Ms. Cannon and Construction Management Consultants Inc. as representative, Ms. Cannon's opinion shall control.

7.2 Landlord's Representative. Landlord has designated Alicia Myers as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

8. All notices under this Work Letter shall be given in accordance with Section 34 of the Lease.

9. Tenant shall pay to Landlord, as Additional Rent, all amounts due under the terms of this Exhibit D within ten (10) days following delivery of Landlord's invoice therefor, which invoices shall be rendered monthly or at such other intervals as Landlord shall determine. The provisions of Sections 6 and 46 of the Lease shall apply with respect to amounts not paid when due.

10. Any failure by Tenant to perform its obligations under this Exhibit D on a timely basis shall constitute a Default under the Lease. If a Default occurs under the Lease or a Default occurs under this Work Letter at any time on or before the Date of Substantial

Completion, then in addition to all other rights and remedies granted to Landlord under the Lease, all obligations of Landlord under this Work Letter shall be forgiven until such time as the Default is cured.

EXHIBIT E

EXTENSION OPTIONS

Landlord hereby grants to Tenant two (2) consecutive options to extend the Lease Term (each, an the "**Extension Option**") on the same terms, conditions and provisions as contained in the Lease, except as otherwise provided herein, for a period of three (3) years each (each, an, the "**Option Term**"). Except as provided in this Exhibit E, Tenant shall have no other rights to extend the Lease Term. Each Extension Option shall be exercised, if at all, by irrevocable and unconditional written notice to Landlord on a date that is between twelve (12) and fifteen (15) months prior to the date of expiration of the then Lease Term, time being of the essence. If Tenant fails to give such irrevocable and unconditional written notice of its exercise of the applicable Extension Option during such three (3) month period, the Extension Option (and any remaining Extension Option) shall thereupon expire of its own terms and without any further action by Landlord or Tenant.

The monthly installment of Base Rent to be paid during the first Option Term shall be equal the "**Fair Market Rent**" (as defined below), and the Base Year, as set forth in Section 1.1(E) of the Lease, shall be adjusted to the calendar year in which the first Option Term commences. The monthly installment of Base Rent to be paid during the second Option Term shall be equal to the Fair Market Rent, and the Base Year shall be adjusted to the calendar year in which the second Option Term commences.

As used herein, the term "**Fair Market Rent**" for the Premises shall mean the total rent (taking into account known or, if not known, market-consistent additional rent obligations, and considering any "base year" or "expense stop" applicable thereto, and adjusting the base rent component of such rent to reflect the net value after accounting for whether or not utility expenses are paid by the comparison tenant consistent with Tenant's utility payment obligations), including all escalations, at which tenants as of the commencement of the applicable Option Term are entering into "true leases" (specifically excluding financing, sublease and non-encumbered leases) for premises comparable in size, floor location and quality of improvements to the Premises for a comparable term, and located in office buildings that are comparable to the Building in terms of age, quality of construction, level of services and amenities, size and appearance, and located in the same submarket area, giving appropriate consideration to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, and accounting for the value of any tenant incentives and concessions provided to the comparison tenant (versus those provided to Tenant), if any, including, but not limited to: (a) rental abatement concessions or build-out periods granted to such tenant; (b) tenant improvements or construction allowances, taking into account the value of the existing improvements in the Premises, such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by general office users as contrasted with Tenant; and (c) other monetary concessions being granted such tenant in connection with such comparable space; provided, however, that in calculating the Fair Market Rent, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant's exercise of its right to extend the Lease Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space.

On or before five (5) business days after the Tenant provides Landlord notice of Tenant's exercise of the Extension Option, Landlord and Tenant shall commence negotiations to agree upon the Fair Market Rent applicable thereto. If Landlord and Tenant are unable to reach agreement on Fair Market Rent within ten (10) business days after the date negotiations commence, then Fair Market Rent shall be determined as follows:

(i) If Landlord and Tenant are unable to agree on Fair Market Rent within said ten (10) business day period, then within five (5) business days thereafter, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate (the "**Estimates**") of the Fair Market Rent (which may or may not be consistent with previous negotiations). If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then the Fair Market Rent shall be the average of the two Estimates.

(ii) If the matter is not resolved by the exchange of Estimates as provided in subsection (i) above, then either Landlord or Tenant may, by written notice to the other on or before five (5) business days after the exchange, require that the disagreement be resolved by arbitration. Within seven (7) days after such notice, the parties shall select as an arbitrator a mutually acceptable MAI appraiser with experience in real estate activities, including at least ten (10) years experience in appraising commercial office space in the city and state in which the Project is located. If the parties cannot agree on an appraiser, then, within a second period of seven (7) days, each party shall select an independent MAI appraiser meeting the aforementioned criteria, and, within a third period of seven (7) days, the two appointed appraisers shall select a third appraiser meeting the aforementioned criteria and the third appraiser shall determine the Fair Market Rent pursuant to subsection (iii) below. If one party shall fail to make such appointment within said second seven (7) day period, then the appraiser chosen by the other party shall be the sole arbitrator.

(iii) Once the arbitrator (the "**Determining Appraiser**") has been selected as provided for in subsection (ii) above, then Determining Appraiser shall make an independent determination of the Fair Market Rent as of the commencement date of the applicable Option Term (including, without limitation, any market escalations). The Determining Appraiser will be instructed that it must choose either the Landlord's Estimate or the Tenant's Estimate and is not permitted to select any other rate. Such determination of the Fair Market Rent shall be made in writing within ten (10) business days of selection of the Determining Appraiser. Each party shall be bound by this determination. All appraisal costs will be paid by the party whose suggested rate was not selected as the Fair Market Rent by the Determining Appraiser. The Fair Market Rent determination established pursuant to this subsection (iii) will be binding on the parties and the Lease shall be extended for the applicable Option Term unless the parties mutually agree to nullify the Extension Option and allow the Term to terminate on its scheduled termination date.

Notwithstanding anything to the contrary in this Exhibit E, in no event shall the sum of the monthly installment of Base Rent plus Tenant's Contribution during any Option Term be less than the sum of the monthly installment of Base Rent plus Tenant's Contribution payable during the last full month immediately prior to such Option Term.

Notwithstanding anything to the contrary in this Exhibit E, Tenant may only exercise an Extension Option, and an exercise thereof shall only be effective, if at the time of Tenant's exercise of the applicable Extension Option and on the commencement of the applicable Option Term (i) the Lease is in full force and effect, and (ii) a default is not continuing. Additionally, each Extension Option is personal to the initial Tenant named herein (i.e., FinWise Bancorp), and may not be exercised or assigned, voluntarily or involuntarily, by or to, any person or entity other than such initial Tenant named herein.